SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Intersections Inc.

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INTERSECTIONS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Intersections Inc. (the “Company”) will be held at the Company’s office at 14910 Bogle Drive, Chantilly, Virginia 20151 on Wednesday, May 20, 2009 at 11:00 in the morning, local time, for the following purposes:

1. To elect eight Directors.

2. To approve amendments to the 2006 Stock Incentive Plan.

3. To approve an amendment to the 2004 Stock Option Plan and the 1999 Stock Option Plan.

4. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.

5. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 25, 2009 shall be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors

Michael R. Stanfield

Chairman of the Board

Dated: April 20, 2009
Chantilly, Virginia

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 20, 2009.

The Company’s 2009 Proxy Statement and 2008 Annual Report to Stockholders are available at http://www.proxydocs.com/intx

IMPORTANT:  PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

INTERSECTIONS INC.
14901 BOGLE DRIVE
CHANTILLY, VIRGINIA 20151

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Intersections Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s office at 14910 Bogle Drive, Chantilly, Virginia 20151 on Wednesday, May 20, 2009, at 11:00 in the morning, local time, or any adjournments or postponements thereof. Holders of record of the Company’s Common Stock at the close of business on March 25, 2009 shall be entitled to vote on the matters presented at the Meeting. On March 25, 2009, 17,479,487 shares of Common Stock were issued and outstanding and entitled to vote with respect to all matters to be acted upon at the Meeting.

Each proxy duly executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, by electing to revoke its proxy and vote its shares personally. Attendance at the Meeting will not, in itself, constitute revocation of a previously granted proxy. Directions to attend the Meeting can be found on our website at www.intersections.com.

There is being mailed herewith to each stockholder of record the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2008, which includes the Company’s Annual Report on Form 10-K (excluding exhibits) as filed with the Securities and Exchange Commission. It is intended that this Proxy Statement and form of proxy will first be sent or given to stockholders on or about April 20, 2009. Additionally, stockholders can access a copy of the proxy materials at www.proxydocs.com/intx.

Holders of shares of common stock are entitled to cast one vote per share on all matters. Proxies will be voted as instructed by the stockholder or stockholders granting the proxy. Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Meeting, the shares of common stock represented by the proxy will be voted: (1) FOR the election of each of the eight director candidates; (2) FOR the approval of amendments to the 2006 Stock Incentive Plan; (3) FOR the approval of an amendment to the 2004 Stock Option Plan and the 1999 Stock Option Plan; (4) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009; and (5) in accordance with the discretionary authority of the named proxies upon such other matters as may properly come before the Meeting.

The presence, in person or by proxy, of holders representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. In accordance with Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors will be elected by a plurality of the votes cast at the Meeting; each other item on the agenda must receive the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the item at the Meeting in order to pass. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders and have the same effect as votes against the matter except in the election of directors, whereas broker non-votes are not counted in determining the votes cast with respect to any of these matters submitted to a vote of stockholders. A list of our stockholders will be available for inspection for any purpose germane to the Meeting during normal business hours at our offices at least ten days prior to the Meeting.

The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares by completing and returning the proxy card will help to avoid additional expense.

It is expected that the following business will be considered at the Meeting and action taken thereon:

1.  ELECTION OF DIRECTORS

Pursuant to the Certificate of Incorporation and Bylaws, as amended, the director nominees elected at this Meeting will be elected to serve one-year terms that expire upon the date of the next annual meeting or until their respective successors are duly elected and qualified. The Board of Directors currently consists of eight directors. Our Nominating/Corporate Governance Committee has recommended, and the Board of Directors has nominated, each of our current directors to stand for re-election at the Meeting, and each director has decided to stand for re-election. Unless otherwise directed, the persons named in the proxy intend to vote all proxies for the nominees set forth below. If some unexpected occurrence should make necessary, in the Board of Directors’ judgment, the substitution of some other person or persons for these nominees, shares will be voted for such other persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a director.

The following table sets forth certain information with respect to the nominees:

NOMINEES FOR ELECTION

		Served as a
Name	Age	Director Since

Michael R. Stanfield	58	1996
John M. Albertine	64	2008
Thomas G. Amato	63	2004
James L. Kempner	51	2006
Thomas L. Kempner	81	1996
David A. McGough	50	1999
Norman N. Mintz	74	1996
William J. Wilson	72	1996

Michael R. Stanfield co-founded CreditComm, the predecessor to the Company, in May 1996, and has been Chairman, Chief Executive Officer and a Director since that time. Mr. Stanfield joined Loeb Partners Corporation in November 1993 and served as a Managing Director at the time of his resignation in August 1999. Mr. Stanfield has been involved in management information services and direct marketing through investments and management since 1982, and has served as a director of CCC Information Services Inc. and BWIA West Indies Airways. Prior to beginning his operational career, Mr. Stanfield was an investment banker with Loeb, Rhoades & Co. and Wertheim & Co.

John M. Albertine has served on our Board of Directors since August 2008. Dr. Albertine has been the Chairman and Chief Executive Officer of Albertine Enterprises, Inc., a consulting and merchant-banking firm, since 1990. He also has served since 2005 as a principal of JJ&B, LLC, an investment bank he founded that provides finance, public policy and legal assistance to clients; and since 2004 as the Executive Chairman of Global Delta, LLC, a Washington, D.C.-based government contractor specializing in advanced sensor radio frequency and electro-optical technologies. Dr. Albertine served as President of the American Business Conference, founded by Arthur Levitt, Jr., from 1981 to 1986; Executive Director of the Congressional Joint

Economic Committee under Chairman Senator Lloyd Bentsen from 1979 to 1980; and as head of a presidential committee on aviation safety under President Ronald Reagan from 1987 to 1988. Dr. Albertine is also Chairman of the Board of Directors of Integral Systems, Inc., a manufacturer of satellite ground systems and equipment; a director of Kadant Inc., a supplier to the global pulp and paper industry; a member of the Board of the Virginia Retirement System, a public pension fund; and a member of Virginia Governor Tim Kaine’s Board of Economic Advisors.

Thomas G. Amato has served on our Board of Directors since January 2004. Mr. Amato currently serves as Managing Director of Amato Ventures, which is engaged in domestic oil and natural gas development. From March 2004 through June 2006, Mr. Amato was the Chief Financial Officer of Sentinel Business Systems, Inc. Mr. Amato served as Chief Financial Officer of Wavesmith Networks, Inc. from October 2001 until August 2002, and as Vice President and Chief Financial Officer of Tachion Networks, Inc., from January 2000 to September 2001, both of which are privately held telecommunications equipment companies. From 1980 until 1999 Mr. Amato was CFO of three public technology companies. Mr. Amato currently serves as a director of Globalprivateequities.com.

James L. Kempner has served on our Board of Directors since August 2006. Mr. Kempner is a Managing Director at Lazard Frères & Co. LLC, which he joined in 1983, and was named a General Partner in 1993. Mr. Kempner has been involved in numerous banking and capital markets transactions, including advising the Company on its initial public offering, and ran Lazard’s Corporate Finance department from 1995-1998. Mr. Kempner serves on the Board of The New York Eye and Ear Infirmary and its Finance Committee. Mr. Kempner is the son of Thomas L. Kempner.

Thomas L. Kempner has served on our Board of Directors since the inception of CreditComm, the predecessor to the Company. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation and its predecessors since 1979. Mr. Kempner is currently a director of Dyax Corporation, FuelCell Energy, Inc. and IGENE Biotechnology, Inc., and is currently a director emeritus at Northwest Airlines, Inc. Mr. Kempner is the father of James L. Kempner.

David A. McGough has served on our Board of Directors since August 1999. For more than twenty years, Mr. McGough has been President, Chief Executive Officer and Director of Digital Matrix Systems, Inc. and DMS Services, Inc., companies that specialize in credit data and risk analysis.

Norman N. Mintz has served on our Board of Directors since the inception of CreditComm, the predecessor to the Company. Mr. Mintz has been Vice President and Managing Director of Loeb Partners Corporation since 1990 and is an executive officer of Loeb Holding Corp. Mr. Mintz is currently a director of VirtualScopics, Inc., an image analysis provider. Previously, he was the Executive Vice President for Academic Affairs for Columbia University, where he taught economics, and has been a Professor at New York University and Syracuse University.

William J. Wilson has served on our Board of Directors since the inception of CreditComm, the predecessor to the Company. Mr. Wilson currently is a principal of CAMBIAR LLC, a consulting firm, and is the sole proprietor of Wilson Connexions LLC, an M&A consultancy. Prior to his retirement in 2003, Mr. Wilson was Chief Executive Officer and Chairman of the Board of Directors of market research company Roper Starch Worldwide Inc., and then Executive Chairman of NOP World, a division of United Business Media Ltd., which acquired Roper Starch Worldwide in August 2001.

The Board of Directors of the Company recommends a vote FOR the election of each named nominee.

CORPORATE GOVERNANCE PRINCIPLES

Our Board of Directors has adopted a comprehensive set of corporate governance principles to reflect its commitment to corporate governance and the role of such principles in building and sustaining stockholder value. These principles are discussed more fully below and are set forth in our Corporate Governance Guidelines and Principles, our Code of Business Conduct and Ethics, our Statement of Policy with Respect to Related Person Transactions and the committee charters for our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. These documents are available under the “Investor Relations” section of our web site at www.intersections.com, or by written request (without charge) to Investor Relations, 14901 Bogle Drive, Suite 300, Chantilly, VA 20151.

Governance Guidelines

Our Corporate Governance Guidelines and Principles set forth overall standards and policies for the responsibilities and practices of our Board of Directors and its committees, including reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions; ensuring processes are in place for maintaining our Company’s integrity; assessing our major risks and reviewing options for their mitigation; selecting, evaluating and compensating our CEO and overseeing succession planning; and providing counsel and oversight on the selection, evaluation, development and compensation of senior management.

Code of Business Conduct and Ethics

All of our employees, including our CEO, principal financial officer and principal accounting officer, and our directors are required to comply with our Code of Business Conduct and Ethics. It is our intention to disclose any amendments to, or waivers from, any provisions of this code as it applies to our CEO, principal financial officer and principal accounting officer on our web site within four business days of such amendment or waiver.

Director Independence

Our Corporate Governance Guidelines and Principles provide that independent directors must constitute a majority of the Board with no more than two members of management serving on the Board at the same time. In determining the “independence” of a director, the Board must be guided by the definition of “independent director” under applicable law and the pertinent listing standards of the NASDAQ Global Market.

In determining independence, the Board of Directors reviews whether directors have any material relationship with us and considers all relevant facts and circumstances. In assessing the materiality of a director’s relationship to us, the Board of Directors considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation and is guided by the standards set forth below. The Board of Directors reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. An independent director must not have any material relationship with us, directly or as a partner, stockholder or officer of an organization that has a relationship with us, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors has affirmatively determined that the following six director nominees standing for election are independent under the criteria established by the NASDAQ Global Market for independent board members: John M. Albertine, Thomas G. Amato, James L. Kempner, Thomas L. Kempner, Norman N. Mintz and William J. Wilson.

The Board of Directors considered the following transactions, relationships and arrangements not disclosed in the “Transactions with Related Persons” section of this proxy statement in making its independence determinations:

•	Thomas L. Kempner is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation, and is the Chairman and Chief Executive Officer of Loeb Partners Corporation, an affiliate of Loeb Holding. Loeb Holding beneficially owns 7,135,268 shares, or approximately 40%, of our outstanding common stock and is our largest stockholder.

•	Norman N. Mintz is an executive officer of Loeb Holding Corp.

•	James L. Kempner is a Managing Director at Lazard Frères, which from time to time provides investment banking and financial advisory services to us. Lazard Frères served as a managing underwriter for our 2004 IPO. In addition, Mr. Kempner is the son of Thomas L. Kempner, the Chairman and Chief Executive Officer of Loeb Holding, our largest stockholder.

Board Meetings and Committees; Annual Meeting Attendance

In 2008, there were eight meetings of the Board of Directors, five meetings of the Audit Committee, two meetings of the Compensation Committee, one meeting of the Executive Committee and one meeting of the Nominating/Corporate Governance committee. Each Director of the Company attended or participated in excess of 75% of the total number of meetings of the Board of Directors and committees on which he served.

Board members are strongly encouraged to attend our annual meeting of stockholders. Each of our directors attended our 2008 annual meeting, with the exception of Dr. Albertine, who was not appointed to the Board until August 2008.

Audit Committee

The current members of our Audit Committee are Dr. Albertine and Messrs. Amato and Wilson. The Board of Directors has determined that Mr. Amato is an “audit committee financial expert.” Each member of the Audit Committee is an independent director and meets each of the other requirements for Audit Committee members under applicable NASDAQ listing standards. The principal responsibilities of the Audit Committee are:

•	to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information the Company provides to its stockholders, any governmental body or the public; the Company’s systems of internal controls, established by management and the Board of Directors, regarding finance, accounting, legal compliance and ethics; and the Company’s auditing, accounting and financial reporting processes generally;

•	to serve as an independent and objective body to monitor the Company’s financial reporting process and internal control system;

•	to select, evaluate and, when appropriate, replace the Company’s independent auditors;

•	to review and appraise the audit efforts of the Company’s independent accountants and internal auditing department; and to provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department (or other personnel responsible for the internal audit function), and the Board of Directors;

•	to establish procedures for (i) the receipt, retention and treatment of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

•	to conduct appropriate review and oversight of all related party transactions.

Compensation Committee

Our current Compensation Committee consists of Dr. Albertine and Messrs. Thomas L. Kempner and Wilson. Each member of the Compensation Committee is an independent director under applicable NASDAQ listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986 and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The principal duties of the Compensation Committee are:

•	to ensure the Company’s senior executives are compensated effectively in a manner consistent with the Company’s stated compensation strategy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies; and

•	to communicate to stockholders the Company’s compensation policies and the reasoning behind such policies, as required by the SEC.

Executive Committee

Our current Executive Committee consists of Messrs. Thomas L. Kempner and Stanfield. The principal duties of the Executive Committee are:

•	to exercise the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors; and

•	to decide issues from time to time delegated by the Board of Directors.

Nominating/Corporate Governance Committee

Our current Nominating/Corporate Governance Committee consists of Messrs. Amato, James L. Kempner and Mintz. Each member of this committee is an independent director under applicable NASDAQ listing standards. The principal duties of the Nominating/Corporate Governance Committee are:

•	to recommend to the Board of Directors proposed nominees for election to the Board of Directors by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board of Directors to fill vacancies which occur between stockholder meetings;

•	to develop and recommend to the Board of Directors a code of business conduct and ethics and to review the code at least annually;

•	to make recommendations to the Board of Directors regarding corporate governance matters and practices and to oversee an annual evaluation of the performance of the Board of Directors and management; and

•	to annually evaluate this committee’s performance and charter.

Nomination of Directors

The Board as a whole is responsible for nominating individuals for election to the Board of Directors by the stockholders and for filling vacancies on the Board of Directors that may occur between annual meetings of the stockholders. The Nominating/Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire Board based upon the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board of Directors, and will consider recommendations for potential directors from other directors or stockholders.

Stockholders who wish to recommend a nominee should send nominations directly to the Secretary of the Company that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name and business experience. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The recommendation must be received by the Secretary of the Company at its principal executive offices not later than the date for stockholder proposals set forth herein under “Other Matters — Stockholder Proposals.”

We did not receive for this Meeting any recommended nominees for director from any of our stockholders, non-management directors, CEO, other executive officers or third-party search firms. We do not currently pay any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees for director.

In evaluating a person as a potential nominee to serve as a director of the Company, our Nominating/Corporate Governance Committee considers, among other factors, the following:

•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company;

•	the contribution which the person can make to the Board of Directors and the Company, with consideration being given to the person’s business and professional experience, education and such other factors as the committee may consider relevant; and

•	the character and integrity of the person.

The committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for audit committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the committee determines whether to interview the prospective nominee and, if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the committee makes a recommendation to the full Board as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the committee.

There are no differences in the manner in which the Nominating/Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

In August 2008, the Board elected John M. Albertine as a director based on the recommendation of the Nominating/Corporate Governance Committee. Dr. Albertine was recommended by the chief executive officer and the non-management directors.

Communications with Non-Management Directors

The Nominating/Corporate Governance Committee approved a process for handling communications received by the Company and addressed to non-management members of the Board of Directors. Stockholders and other parties interested in communicating with any directors of the Company (or the Board of Directors as a group), may do so by writing to the Secretary of the Company, at the Company’s principal executive offices. He will review all such correspondence and regularly forward to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in his opinion, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires the attention of the Board of Directors. The Board of Directors, or any member thereof, may at any time request that copies of all such correspondence be forwarded to the Board of Directors.

Correspondence relating to accounting, internal controls or auditing matters are handled by the Audit Committee in accordance with its procedures. Communications which consist of stockholder proposals must instead follow the procedures set forth under “Other Matters — Stockholder Proposals” and, in the case of recommendations for director candidates, the procedures set forth under “Corporate Governance Principles — Nomination of Directors.”

Executive Sessions of Non-Management Directors

The non-management directors of our Board meet in executive session several times during the year, generally at regularly scheduled meetings of the Board of Directors or as considered necessary or appropriate. A presiding director is chosen by the non-management directors to preside at each meeting and does not need to be the same director at each meeting.

Compensation of Directors

Employee directors do not receive any separate compensation for their Board activities. For 2008, each non-employee director received an annual cash retainer of $30,000, payable in quarterly installments. In 2006, each then non-employee director received a grant of restricted stock units, or RSUs, for 5,000 shares, which vested in three equal annual installments starting March 1, 2007. In 2008, each non-employee director received a grant of stock options for 7,500 shares (except that Dr. Albertine received a grant for 3,750 shares), which vest in three equal annual installments starting April 23, 2009. In addition, for 2008, the Chairman of our Audit Committee received an additional annual cash retainer of $6,000, payable in quarterly installments. We also reimburse our non-employee directors for reasonable expenses they incur in attending Board or committee meetings.

Fiscal 2008 Non-Employee Director Compensation

The following table provides information on compensation for non-employee directors who served during 2008.

	Fees Earned or
Name	Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)

John M. Albertine	15,000	—	1,814	16,814
Thomas G. Amato	36,000	15,717	5,773	57,490
James L. Kempner	30,000	15,756	5,773	51,529
Thomas L. Kempner	30,000	15,717	5,773	51,490
David A. McGough	30,000	15,717	5,773	51,490
Norman N. Mintz	30,000	15,717	5,773	51,490
Steven Piaker(3)	15,000	15,717	—	30,717
William J. Wilson	30,000	15,717	5,773	51,490

(1)	The amount shown for stock awards relates to RSUs granted under our 2006 Stock Incentive Plan. The grant date fair value computed in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R) of each RSU was $9.43, except the grant date fair value for Mr. James L. Kempner was $9.45.

(2)	The amount shown for option awards relates to stock options granted under our 2006 Stock Incentive Plan. The grant date fair value computed in accordance with SFAS 123R of each stock option was $3.26, except the grant date fair value for Dr. Albertine was $3.87.

(3)	Steven Piaker served as a director of the Company from January 1, 2008 through May 21, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors for approval of the compensation paid to the Company’s CEO, reviewing and approving the level of compensation paid to the Company’s other executive officers, determining awards under, and administering, the Company’s incentive-compensation plans and equity-based compensation plans, and reviewing and establishing any and all other executive compensation plans adopted from time to time by the Company. The Company’s philosophy for compensating executive officers is designed to attract, retain, motivate and reward key executives in the Company’s highly competitive industry.

In 2004, in preparation of our initial public offering of our common stock, we formulated a preliminary compensation philosophy which was designed to provide a market competitive, performance based compensation package consisting of base salary, annual bonuses and long-term equity awards for performance. Since then, our Compensation Committee has implemented this program. The Compensation Committee evaluates the performance of the CEO and makes recommendations concerning his compensation in light of the goals and objectives of the compensation program. The Compensation Committee also assesses the performance of the other executives and, based on initial recommendations and input from the CEO, determines their compensation. Our Compensation Committee has the authority to retain its own advisors and compensation consultants to assist the Compensation Committee in implementing the compensation policy but has determined not to do so. The Compensation Committee relies on our management and employees and the Company’s consultants and outside advisors to provide it with relevant market data.

The discussion under this Compensation Discussion and Analysis relates to the named executive officers included in the Summary Compensation Table.

Compensation Objectives

The philosophy behind our compensation policy is to align executive compensation with the interests of stockholders, attract, retain and motivate a highly competent team of executives, link pay to performance, achieve a balance between short-term and long-term results, teamwork and individual contributions, and utilize different forms of equity as a significant reward for performance.

The Compensation Committee’s executive compensation program is intended to provide our named executive officers with overall levels of compensation that are competitive within the Company’s industry and geographic region, as well as within a broader spectrum of companies of comparable size and complexity. The primary components of the program for 2007 and prior years consisted of base salary, annual cash bonuses and long-term equity compensation. As a result, historically, two key elements of compensation depended upon the performance of the executive, including (a) a cash bonus that is based in part on our overall Company performance and in part on an assessment of the executive’s performance against pre-determined measures within the context of our overall performance and (b) equity compensation in the form of stock options, restricted stock and/or RSUs, the value of which is contingent on the performance of our stock, subject to time vesting to require continued service with us. Salary and cash bonuses are designed to reward annual results, while equity compensation is designed to reward results that contribute to long-term growth, and to be commensurate with the executive’s scope of responsibility and effectiveness. Long-term equity compensation focuses on our Company achieving long-term sustained results. For 2007 and prior years, there was no pre-established policy for allocating between either cash and non-cash compensation or short-term or long-term compensation. The Compensation Committee determined the appropriate level and mix of compensation on an annual basis, subject to the terms of any employment agreements. The Compensation Committee also considered the individual components of compensation, as well as the total compensation received by each named executive officer, relative to their performance, the peer group and geographic region, and each other (i.e., internal equity) in making its determination. Since the Company does not provide material perquisites other than as described below, deferred compensation or supplemental retirement benefits, the Compensation Committee has not utilized tally sheets or wealth accumulation in evaluating compensation; it will continue to evaluate on an annual basis whether to do so in the future.

In the fourth quarter of 2007, the CEO proposed to the Compensation Committee significant changes in the Company’s compensation program for 2008, including providing for cash salary at the upper end of the range for comparable companies and comparable executives, the optional elimination of cash bonuses for senior management, including the named executive officers, and, in lieu thereof, a one-time special cash bonus and stock option grant, and annual equity grants consistent with the prior year’s equity grants. The Company engaged Radford Surveys & Consulting, a business unit of Aon, to assist the Company in conducting a competitive review of executive compensation (base salary, bonus and long-term incentive) relative to a selection of public peer companies and published surveys. The consultant provided the Company with relevant market data about compensation for similar companies (revenue and industry) from public surveys and peer group proxies. The CEO then reported on the consultant’s findings as part of his proposal to the Compensation Committee.

2008 Implementation

In January 2008, after reviewing the proposal of the CEO and certain other information and internal forecasts it was provided with by management, the Compensation Committee approved the following compensation program for 2008:

•	cash salary increases ranging from 3% to 10% for the named executive officers,

•	the mandatory elimination of cash bonuses for all named executive officers,

•	a one-time special cash bonus (payable quarterly) and special stock option grant, and

•	annual equity grants of RSUs and stock options consistent with the prior year’s equity grants.

Base Salary.  In setting base salary for the CEO and other executive officers, the Compensation Committee reviews the following quantitative and qualitative factors: Company performance, the executive’s individual performance and scope of responsibility, competitive market pay information and practices, internal equity and other considerations. In connection with extending any existing employment contracts with any named executive officers or entering into new employment agreements, the Compensation Committee would likely use the same criteria in setting base salary. For 2008, the Compensation Committee approved base salary increases for the named executive officers such that cash salary was set at the upper end of the range for comparable companies and comparable executives.

Special Cash Bonus and Special Stock Option Grants.  In reviewing the CEO’s proposal and then determining to eliminate cash bonuses for 2008, and in lieu thereof, paying a one-time special cash bonus (payable quarterly) and making a one-time special stock option grant, the Compensation Committee attempted to align management’s total compensation with the Company’s strategic plan, while trying to balance their belief in the long-term value of the Company with the Company’s short-term earnings. The Compensation Committee considered the impact of reducing the total cash compensation (salary and bonus) payable to the named executive officers, while increasing the potential equity appreciation, on the Company’s results of operations (including the accounting impact of SFAS 123R) and financial condition (including its cash reserves and anticipated cash needs), as well as its ability to retain and motivate its senior executives, and determined that a change in the mix of compensation was warranted.

The amounts of the one-time special cash bonus and special stock option grants were based on an approximation of the value of a cash bonus plan if the cash bonus plan for 2007 was adopted for 2008 and the bonuses in 2008 were awarded based on performance at 120% of the target plan. 25% of the amount that would have been awarded to an executive under a cash bonus plan for 2008 was awarded as the one-time special bonus, payable quarterly over 2008. The remaining 75% of the cash bonus that would have been awarded to an executive under a cash bonus plan for 2008 was awarded as options. The number of option shares awarded was based on an assumed option cost of $4.25 per share, which approximated the cost of the options based on a Black-Scholes model. These options vest in four equal annual installments, starting in January 2009, but unlike all of the prior equity grants made by the Company, provide for accelerated vesting if the executive is terminated without cause. The Compensation Committee believed the accelerated vesting for the special one-time grant was appropriate to protect the named executive officers from arbitrary termination, as the grants were in lieu of cash bonus compensation which the executive might have earned or been eligible to receive. The Compensation Committee determined to make the elimination of cash bonuses mandatory, and, in lieu of the optional feature in the CEO’s proposal, substituted it for a one-time cash bonus and option grant, in order to further support the balance of the long-term value of the Company against short-term earnings.

Annual Equity-Based Compensation.  Equity-based compensation also is an important element of the Company’s compensation program. The Company may issue stock options, restricted stock and RSUs under its equity incentive plans, all of which have been approved by the Company’s stockholders. The Compensation Committee determines in its sole discretion, subject to the terms and conditions of the plans, the form of the award based upon a combination of current compensation and long-term growth incentives, and the size of a particular award based upon its subjective assessment of the individual’s performance, responsibility and functions, and how this performance may have contributed to the Company’s performance. The Compensation

Committee believes awards granted pursuant to the equity plans align the interests of management with those of the Company’s stockholders by emphasizing long-term stock ownership and increases in stockholder value. The purpose of the equity plans is to encourage executives and others to acquire a larger proprietary interest in the Company, thereby further stimulating their active interest in the development and financial success of the Company. The number of awards that the Compensation Committee will grant to executive officers will be based on individual performance and level of responsibility. Since stock option awards are tied to the future performance of the Company’s Common Stock, they will provide value only if the price of the Company’s Common Stock exceeds the exercise or grant price of the stock options.

After considering SFAS 123R, public comment on the accounting treatment of stock options, and the requirement that stock options be treated as an expense in the Company’s financial statements, the Compensation Committee in the fourth quarter of 2005 and first quarter of 2006 evaluated and then recommended certain changes to the Company’s existing stock option awards and alternatives to traditional stock option grants for equity awards, including grants of restricted stock and RSUs for all participants in the Company’s equity based plans and the acceleration of the vesting of certain unvested “out-of-the-money” stock options previously awarded. In making this determination, the Compensation Committee considered that the value of restricted stock and RSU awards fluctuates based on the trading price of the Company’s Common Stock and that these awards provide value to the recipient even if the future per share trading price is below the grant date trading price.

In January 2008, the Compensation Committee determined that the annual equity-based compensation for 2008 would be in the form of a combination of stock options at the current fair market value of the stock and RSUs, each of which vest in four equal annual installments starting on the first anniversary date of grant. The Compensation Committee determined that a combination of stock options and time vesting RSUs was appropriate in order to provide for a combination of current compensation, long-term growth incentive and retention. The date of grant of each of the RSUs and stock options was the date that the grants were approved by the Compensation Committee and the independent members of our Executive Committee. The total number of RSUs and options granted, and the allocation between RSUs and options, were not based on a specific formula but on a mix of the expected incentive and retention impacts in light of the total compensation package for each executive in 2008 and the expected cost of each form and amount of grant to the Company. In determining awards, the Compensation Committee does not consider the equity ownership of the named executive officers or the value of prior awards that have vested. The Compensation Committee reserves the right to establish different criteria for grants in future years.

The Compensation Committee intends to consider granting stock options, restricted stock and RSUs or any combination of the foregoing, in future years.

Discretionary Year-End Bonus Awards.  As more fully described below under “2009 Compensation Objectives,” in January 2009, based on the recommendation of the Compensation Committee, the Board of Directors approved discretionary cash bonus awards for its principal executive officer, principal financial officer and the other named executive officers for fiscal year 2008 based on personal performance and retention needs which are important to the Company’s execution of its business plans for 2009. The bonus awards were in the following amounts:

Bonus
Name	Amount

Michael R. Stanfield Chairman and CEO	$160,000
Neal Dittersdorf Chief Legal Officer	$80,000
John G. Scanlon Executive Vice President	$80,000
George K. Tsantes Executive Vice President	$70,000
Madalyn Behneman Principal Financial Officer	$15,000

Perquisites.  The only material perquisites provided to executive officers is reimbursement for membership to a golf club for Mr. Stanfield, and automobile allowances and supplemental health insurance benefit allowances for Messrs. Stanfield, Dittersdorf, Scanlon and Tsantes.

2009 Compensation Objectives

In December 2008, the CEO proposed to the Compensation Committee further significant changes in the Company’s compensation program for both 2008 and 2009, and thereafter. In reviewing the CEO’s proposal, the Compensation Committee analyzed the compensation trends at the Company since its initial public offering, reviewed recent trends in executive compensation as described by the Company’s management (including the CEO), reviewed the Company’s strategic plans with the CEO and other executive officers and attempted to balance short-term performance needs, the Company’s financial condition and liquidity needs and the Company’s long-term strategic and other business objectives. In particular, the Compensation Committee focused on retaining the executive officers and other key employees, while seeking to appropriately align stockholder interests with management interests. After reviewing the 2008 and prior years’ compensation program which was more weighted towards equity grants than cash compensation, the Compensation Committee recognized that over the past several years, the overall total compensation (salary, bonus, RSUs and stock options) of the executive officers had trended down, with stock options having been used as the primary vehicle for gain by the executive officers. Due to the increasing reliance on stock options, particularly in 2008, the Compensation Committee found that the executive officers’ total compensation at year-end 2008 would be significantly less than anticipated at the time the compensation decisions were made, and that the executive officers and other officers held very large numbers of out-of-the-money stock options. The Compensation Committee also reviewed the accounting implications of stock option grants under SFAS 123R. The Compensation Committee then made the determination that, due to the Company’s thinly traded public stock, highly volatile stock price and the resultant accounting implications of stock option grants, together with the prior stock options not having the anticipated effects, large grants of stock options would not be the appropriate compensation tool going-forward to incentivize the executive officers and other key employees.

In January 2009, the Compensation Committee recommended that the Board of Directors approve (a) the discretionary year-end bonus awards for 2008 to the named executive officers (and others) discussed above in order to correct the downward trend in total compensation over the past few years (without giving effect to the Company’s stock price) and (b) the senior management compensation plan for 2009 and beyond described below. In addition, the Compensation Committee authorized the CEO to formulate a stock option repricing/exchange program on a value-for-value basis and present it to the Board of Directors for approval at a subsequent meeting. For additional details of the stock option re-pricing/exchange program, see Proposal 2, “Proposal to Approve the Amendments to the 2006 Stock Incentive Plan” and Proposal 3, “Proposal to Approve the Amendment to the 2004 Stock Option Plan and the 1999 Stock Option Plan.”

Senior Management Compensation Plan

The Board of Directors then approved the 2009 senior management compensation plan for the Company’s executive officers and other key employees. The plan will be administered by the Compensation Committee. The senior management compensation plan is designed to provide the Company’s executive officers and other key employees with a combination of reasonable cash compensation, which provides sufficient funds for participants to hold Company shares, an amount of RSUs that is intended to cause the participant to balance risk in making management decisions and discourage unnecessary and excessive risks that threaten the value of the Company, and an amount of stock options which provide for higher potential upside while ensuring that the participant’s benefits are aligned with increasing stockholder value. The Compensation Committee also retained the flexibility under the plan to measure the performance of the participants on an annual basis and to set both the total amount of compensation under the plan and the allocation of that compensation among cash, RSUs and stock options, as well as to pay in the future additional amounts or make additional equity grants under the plan or accelerate the vesting of prior equity grants.

Under the plan, each participant is awarded a “Value Pool Amount” from which an allocation will be made among the three forms of compensation—cash, RSUs and stock options. The Value Pool Amount will be determined annually by the Compensation Committee based on: the base pool available from the prior year, the Company’s performance relative to plan (based on achievement of financial objectives and strategic goals), the participant’s performance relative to the goals established for him or her by the Company, and the participant’s overall performance as a senior manager of the Company. In addition, the Compensation Committee has discretion to adjust (upwards or downwards) each participant’s Value Pool Amount.

The following table sets forth the proposed range of allocation of total compensation among cash, RSUs and stock options under the Plan for the three senior management levels:

	CEO	Executive VP	Senior VP

Cash compensation as a % of Value Pool Amount	No greater than 40%	No greater than 50%	No greater than 60%
RSUs as a % of Value Pool Amount (“RSU Percentage”)	Between 20% and 40%	Between 15% and 30%	Between 10% and 20%
Stock Option Amount	Remaining Balance	Remaining Balance	Remaining Balance

The cash compensation under the plan consists of two components: (i) base salary and (ii) an incremental payment of the remaining cash compensation in the participant’s Value Pool Amount, with the Compensation Committee making an allocation between the two components on an annual basis. The incremental payment is not intended to increase any participant’s base salary.

The RSUs and stock options granted under the plan will vest generally in four equal annual installments beginning on the first anniversary of the date of grant; however, the Compensation Committee retains discretion to set the terms and conditions of vesting at the time of grant. For the portion allocated to RSUs, the participants will receive a number of RSUs equal to (a) the RSU Percentage multiplied by the Value Pool Amount, divided by (b) a discount factor to the market price of the common stock to be determined by the Compensation Committee at the time of the grant. For the portion allocated to stock options, the participants will receive a number of options based on the Black-Scholes value of the stock options on the date of grant.

2009 Awards Under the Plan

In January 2009, the Compensation Committee recommended, and the Board of Directors approved, the Value Pool Amount for 2009 for the participants and determined that for 2009 the percentage of cash compensation and RSUs for all participants under the plan would be set at the high end of the range specified above. The following table sets forth the awards made under the plan to the Company’s principal executive officer, principal financial officer and the other named executive officers:

	2009 Value	Cash	RSU	Option
Name	Pool Amount	Compensation	Value	Value

Michael R. Stanfield	$2,360,000	$880,000	$960,000	$520,000
Neal Dittersdorf	$1,048,000	$500,000	$324,000	$224,000
John G. Scanlon	$1,048,000	$500,000	$324,000	$224,000
George K. Tsantes	$972,000	$465,000	$300,000	$207,000
Madalyn Behneman	$424,995	$252,000	$86,497.50	$86,497.50

The Value Pool Amount for 2009 for each officer named above was established initially at the level that approximated the highest amount achieved by such officer over the past three years. The Compensation Committee then exercised its discretion to increase the 2009 Value Pool Amount for each participant by the amount equal to a percentage of the 2008 year-end bonus paid to him or her as described above. Those additions to the 2009 Value Pool Amount for each participant are included in the 2009 Value Pool Amounts shown in the table above, and have been allocated equally to the RSU Value and the Option Value shown above. Those amounts will not be included in the Value Pool Amount for the purpose of determining the Value Pool Amounts for 2010, subject to the discretion of the Compensation Committee.

There are no increases in base salary in 2009 for any of the above officers. The cash compensation for 2009 set forth in the table above includes an incremental payment under the 2009 compensation plan for the following officers in the following amounts: Mr. Stanfield — $460,000, Mr. Dittersdorf — $206,000, Mr. Scanlon — $206,000, Mr. Tsantes — $171,000, and Ms. Behneman — $31,944. These incremental payments will be paid in equal periodic installments over the year, and are not intended to be a salary increase for the participants.

In March 2009, the Compensation Committee approved certain grants of RSUs and stock options to the named executive officers and the other participants under the 2009 senior management compensation plan; however, there were not sufficient shares remaining available for awards under the Company’s equity incentive plans for the Compensation Committee to grant all of the approved RSUs and stock options to the executive officers. As a result, the Compensation Committee granted the remaining RSUs subject to stockholder approval of the amendments to the 2006 Stock Incentive Plan. In addition, the Compensation Committee granted the remaining options based on the remaining Option Value amount at the time of, and subject to, stockholder approval of the amendments to the 2006 Stock Incentive Plan. See Proposal 2, “Proposal to Approve the Amendments to the 2006 Stock Incentive Plan”.

The Compensation Committee determined, for purposes of all of the RSUs approved in March 2009, that the appropriate discount factor number to the market price of the common stock at the time of grant was a 60% discount to the trailing 30-day average closing price of the common stock, or an effective price of $2.928 per share. The Compensation Committee further determined for purposes of the stock option grants to use the Black-Scholes value at the time of grant, which was $2.99 per share for the March 2009 stock options; if granted, the May 2009 stock options will be based on the current Black-Scholes value on the date of grant. All of the RSUs and stock options will vest in four equal annual installments beginning on the date of grant.

The following table summarizes the RSUs and stock options granted and to be granted to the Company’s named executive officers under the 2009 senior management compensation plan:

				Remaining
	RSU Grants	Option Grants	RSU Grants	Option Value
Name	March 24, 2009	March 24, 2009	May 2009	Amount ($)(1)

Michael R. Stanfield	139,355	111,066	183,050	139,913
Neal Dittersdorf	46,412	49,321	60,965	62,131
John G. Scanlon	46,412	49,321	60,965	62,131
George K. Tsantes	43,046	45,744	56,544	57,625
Madalyn Behneman	12,548	20,001	16,482	25,196

(1)	The number of options to be granted will be equal to the Remaining Option Value Amount divided by the Black-Scholes value of the options on the date of the Meeting, and the exercise price will be equal to the closing price of the common stock on the date of the Meeting.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. Each of these agreements has change in control provisions which are designed to promote stability and continuity of senior management. These agreements, including change in control payments, were negotiated on an arms-length basis and are more fully described in “Employment and Non-Competition Agreements.” The Compensation Committee does not believe these provisions will adversely affect the interests of our stockholders in the event of a change in control.

Stock Ownership Guidelines

We do not have any guidelines for ownership by our executives of any specified amounts of our stock; however, the Compensation Committee does consider the significant equity ownership held by our CEO in making compensation related decisions.

Role of Executive Officers in Determining Executive Compensation For Named Executive Officers

In connection with 2008 compensation, the CEO, aided by our human resources and business planning and analysis departments, provided statistical data, and then made recommendations to, the Compensation Committee to assist it in determining compensation levels. While the Compensation Committee utilized this information, and valued the CEO’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were recommended by the Compensation Committee and approved by the Board of Directors.

Accounting and Tax Considerations

The Compensation Committee considers the financial reporting and income tax consequences to the Company of the compensation components for the executive officers in analyzing and determining the level and mix of compensation.

Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not take a tax deduction for compensation in excess of $1,000,000 paid to the chief executive officer or the other four most highly compensated executive officers, other than certain qualified “performance-based” compensation. The Compensation Committee continues to evaluate maximizing the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers. The Company believes that stock options qualify as performance-based compensation and are not subject to deductibility limitations under Section 162(m) of the Code; however, grants of restricted stock and RSUs which are not subject to specific quantitative performance measures, as well as the one-time special cash bonus paid in 2008, will likely not qualify as “performance based” compensation and, in such event, would be subject to the deductibility limitations of Section 162(m). Accordingly, as a result of the one-time special cash bonus and the vesting of previously granted RSUs in 2008, a portion of the consideration paid to Mr. Stanfield in 2008 was not deductible under Section 162(m). It is also possible that certain compensation (whether payable in cash, by equity grants, or a combination of the two) payable to Mr. Stanfield or others in future years might not be deductible under Section 162(m).

Our equity compensation grant policies have been impacted by the implementation of SFAS 123R, which we adopted in the first quarter of fiscal year 2006. See “Compensation Objectives,” “2008 Implementation” and “2009 Compensation Objectives” above for a further discussion.

The Compensation Committee continues to monitor the impact of Sections 280G and 4999 of the Internal Revenue Code in the event of a change of control of the Company. Although none of the current employment arrangements with the named executive officers contemplate any steps or actions to mitigate the impact of any “excess parachute payments” on either the Company or the executive, the Compensation Committee retains the discretion it deems necessary to reduce or eliminate the impact of any “excess parachute payments” not being deductible by the Company and subject to a 20% excise tax on the recipient.

The Compensation Committee continues to monitor the implementation of the rules and regulations pursuant to Section 409A, which, among other things, could cause certain types of deferred payments to be subject to additional taxes and penalties. While the Company believes that its current employment arrangements and agreements do not give rise to any material negative consequences under Section 409A, it is the Company’s current intention to structure any new employment arrangements or agreement, or if need be amend existing employment arrangements or agreements, to reduce or eliminate any adverse effects of Section 409A. As part of this monitoring, the Compensation Committee revised in 2008 the standard form of its RSU grants to provide that the awards will be paid in full no later than two and one-half months after vesting.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Thomas L. Kempner
John M. Albertine
William J. Wilson

Summary Compensation Information

The table below sets forth certain information regarding compensation paid or accrued for 2008, 2007 and 2006 to our CEO, our principal financial officer, and each of our three most highly compensated executive officers who were serving as executive officers at the end of 2008. We refer to these persons as our named executive officers.

Summary Compensation Table

							All Other
					Stock	Option	Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	Awards ($)(1)	Awards ($)(1)	($)(2)	Total ($)

Michael R. Stanfield	2008	419,539		311,200	708,916	310,680	23,500	1,773,835
Chief Executive Officer	2007	400,000		412,800	634,081	121,604	100,747	1,669,232
	2006	400,000		400,000	369,554	—	35,480	1,205,034
Madalyn Behneman	2008	219,231		48,000	59,180	80,472	6,915	413,798
Principal Financial	2007	198,365		81,000	44,339	40,244	6,287	370,235
Officer	2006	154,038		48,938	12,318	14,988	—	230,282
Neal Dittersdorf	2008	293,677		141,740	222,710	114,063	23,257	795,447
Chief Legal Officer	2007	279,423		178,360	187,651	39,288	19,344	704,066
	2006	265,000		159,000	98,548	—	20,033	542,581
George K. Tsantes	2008	293,677		131,740	222,710	114,063	27,455	789,645
Executive Vice President	2007	279,423		178,360	187,651	39,288	24,387	709,109
and Chief Technology Officer	2006	264,083		127,200	98,548	—	21,202	511,033
John G. Scanlon	2008	293,331		141,740	96,977	243,975	20,368	796,391
Chief Operating Officer,	2007	265,000		168,805	55,688	169,200	20,309	679,002
Intersections Business Services	2006	30,576	(3)	—	—	16,960	1,223	48,759

(1)	Please see our 2008 Form 10-K filed March 16, 2009 for a discussion on the valuation assumptions of the SFAS 123R Share Based Payment calculation. Stock and option awards above represent the SFAS 123R expense for each named executive officer.

(2)	The column “All Other Compensation” consists of perquisites and personal benefits totaling $10,000 or more, which includes annual dues for membership to a golf club for Mr. Stanfield ($10,610); automobile allowances for Mr. Stanfield ($11,195), Mr. Dittersdorf ($11,760), Mr. Tsantes ($11,760), and Mr. Scanlon ($11,760); supplemental health insurance benefit allowances for Mr. Stanfield, Mr. Dittersdorf, Mr. Tsantes, and Mr. Scanlon; and the company’s 401(K) matching contribution.

(3)	Mr. Scanlon joined the Company in November 2006, and the salary amount for 2006 is based on a partial year with a total base salary of $265,000.

Employment and Noncompetition Agreements

We have entered into employment agreements with Messrs. Stanfield, Dittersdorf, Tsantes and Scanlon. The agreements provide for an initial base salary for each of the executives, subject to annual discretionary increases. Any subsequent increase in base salary is deemed to be the new base salary for purposes of the agreement. The current base salary for each of the executives party to an employment agreement reflects the annual discretionary increases granted by our Board of Directors. Each executive is eligible to receive an annual bonus based upon the meeting of goals to be set by the Compensation Committee, an annual car allowance equal to 4% of his base salary and supplemental medical coverage not to exceed 5% of his base salary. In addition, Mr. Tsantes was entitled to an initial grant in January 2005 of stock options for 125,000 shares of common stock at fair market value.

Each agreement provides for at-will employment and may be terminated by us or the executive for any reason upon 60 days’ notice or for cause. In addition, each agreement provides that in the event of the death or disability of the executive or termination by us without cause or by the executive for good reason, the executive will be entitled to receive:

•	any earned and unpaid base salary;

•	any bonus due at the time of termination;

•	medical benefit continuation for up to 18 months for the executive and his dependents (or, for Mr. Scanlon, one month for each 30-day period of his employment after the first 90 days of employment, up to 12 months); and

•	solely in the event of a termination by us without cause or by the executive for good reason, a one-time cash payment equal to the cash compensation, including base salary and bonus, received by the executive during the prior 18-month period (or, for Mr. Scanlon, one month of base salary for each 30-day period of his employment after the first 90 days of employment, up to 12 months), or 30-month period if termination occurs within 12 months after a change in control (or, for Mr. Scanlon, one and one-half times his annual base salary), under this or any prior agreement in exchange for a general release.

For purposes of the agreements, good reason means, after notice and a 30-day cure period:

•	a reduction in the base salary and/or in the aggregate benefits provided under the agreement;

•	the relocation of the executive’s office to any location outside of a 30-mile radius from the current location;

•	our material breach of the employment agreement; or

•	our failure to obtain an agreement from any successor to guarantee or assume our performance under the employment agreement;

except that in the event of a change in control, we shall cease to have a 30-day cure period.

For purposes of the agreements, change of control generally means:

•	the acquisition of 30% or more of our common stock, unless the acquisition is by us, any existing director or officer, any of our employee benefit plans or by any corporation owned by our stockholders in substantially the same proportions as their ownership of us;

•	a merger or consolidation, unless our stockholders continue to control at least 50% of our voting power after the transaction; or

•	the sale of all or substantially all of our assets.

Each employment agreement also provides that the executive shall not divulge confidential information, shall assign intellectual property rights to us and shall not compete with us or solicit our customers or employees for a period of 18 months after termination of the executive’s employment.

Potential Payments upon Termination or Change-in-Control

Under the individual employment agreements with our CEO and certain of our current named executive officers, each person would be entitled to receive the following estimated payments and benefits upon a termination of employment or termination of employment with or without a change-in-control. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or termination of employment or resignation with good reason with a change-in-control, were to occur. In certain circumstances in connection with a change-in-control, we may establish or fund trusts to secure our (or our successors’) obligations to make payments under the agreements in advance of the time payment is due.

The table reflects the amount that could be payable under the various arrangements assuming that the termination of employment or change-in-control occurred at December 31, 2008.

		Involuntary		Involuntary
		Not for Cause		Termination or Good
		Termination or		Reason Resignation
	Voluntary	Good Reason	For Cause	(After a Change-in-
	Resignation	Resignation	Termination	Control)	Disability/Death
	on	on	on	on	on
Name	12/31/2008 ($)(1)	12/31/2008 ($)	12/31/2008 ($)(1)	12/31/2008 ($)	12/31/2008 ($)

Michael R. Stanfield	17,623	1,346,262	17,623	2,152,662	209,123
Neal Dittersdorf	35,056	801,414	35,056	1,242,306	137,106
George K. Tsantes	12,428	758,786	12,428	1,183,319	104,478
John G. Scanlon	14,945	388,945	14,945	535,945	109,645

(1)	Consists of accrued paid leave.

No other named executive officer is entitled to any payments or benefits upon a termination of employment or a change-in-control; however, we retain the discretion (in our sole option) to compensate any officer upon any future termination of employment or a change-in-control.

Grants of Plan-Based Awards

The following table sets forth information regarding the grants of stock options and RSUs during 2008 to each of the named executive officers.

			All Other Option
		All Other Stock	Awards: Number of		Grant Date
		Awards: Number	Securities	Exercise or Base	Fair Value of
		of Shares of	Underlying	Price of Option	Stock and
Name	Grant Date	Stock or Units(1)	Options (#)(1)	Awards ($/Sh)	Option Awards ($)(2)

Michael R. Stanfield	01/17/2008	35,000	192,306	8.39	687,672
Madalyn Behneman	01/17/2008	5,000	41,067	8.39	146,824
Neal Dittersdorf	01/17/2008	15,000	78,108	8.39	279,308
George K. Tsantes	01/17/2008	15,000	78,108	8.39	279,308
John G. Scanlon	01/17/2008	15,000	78,130	8.39	279,308

(1)	The RSUs and options were granted under our 2006 Stock Incentive Plan and vest in four equal installments on January 17, 2009, January 17, 2010, January 17, 2011 and January 17, 2012.

(2)	Reflects the grant date estimated fair value of the stock options as calculated in accordance with SFAS 123R. Please see our 2008 Form 10-K filed March 16, 2009 for a discussion on the valuation assumptions of the SFAS 123R Share Based Payment calculation.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for each of the named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities						Market Value of
	Underlying	Underlying		Option		Number of Shares		Shares or Units of
	Unexercised	Unexercised		Exercise		or Units of Stock		Stock That Have
	Options (#)	Options (#)		Price	Option	That Have Not		Not Vested
Name	Exercisable	Unexercisable		($)	Expiration Date	Vested (#)		($)(8)

Michael R. Stanfield	354,325	—		12.61	8/24/2009	50,000	(4)	260,000
	189,647	—		0.45	8/24/2009	50,625	(5)	263,250
	228,910	—		25.23	8/24/2009	35,000	(7)	182,000
	124,860	—		7.75	11/1/2010
	55,493	—		25.23	11/1/2010
	83,240	—		8.11	2/8/2012
	49,944	—		8.11	12/24/2012
	66,592	—		8.11	1/2/2013
	275,000	—		17.00	4/30/2014
	250,000	—		13.00	1/19/2015
	32,500	97,500	(1)	9.90	3/6/2017
	—	192,306	(6)	8.39	1/18/2018
Madalyn Behneman	20,833	4,167	(2)	10.85	6/12/2015	1,667	(4)	8,668
	6,750	20,250	(1)	9.90	3/6/2017	10,125	(5)	52,650
	—	41,059	(6)	8.39	1/18/2018	5,000	(7)	26,000
Neal Dittersdorf	38,845	—		8.11	1/2/2013	13,334	(4)	69,337
	75,000	—		17.00	4/30/2014	20,250	(5)	105,300
	50,000	—		13.00	1/19/2015	15,000	(7)	78,000
	10,500	31,500	(1)	9.90	3/6/2017
	—	78,108	(6)	8.39	1/18/2018
George K. Tsantes	125,000	—		13.00	1/19/2015	13,334	(4)	69,337
	10,500	31,500	(1)	9.90	3/6/2017	20,250	(5)	105,300
	—	78,108	(6)	8.39	1/18/2018	15,000	(7)	78,000
John G. Scanlon	50,000	50,000	(3)	10.38	11/13/2016	20,250	(5)	105,300
	10,500	31,500	(1)	9.90	3/6/2017	15,000	(7)	78,000
	—	78,108	(6)	8.39	1/18/2018

(1)	Options vest in three equal installments on March 1, 2009, March 1, 2010 and March 1, 2011.

(2)	Options vest on June 30, 2009.

(3)	Options vest in two equal installments on November 13, 2009 and November 13, 2010.

(4)	RSUs vest on March 1, 2009.

(5)	RSUs vest in three equal installments on March 1, 2009, March 1, 2010 and March 1, 2011.

(6)	Options vest in four equal installments on January 17, 2009, January 17, 2010, January 17, 2011, and January 17, 2012.

(7)	RSUs vest in four equal installments on January 17, 2009, January 17, 2010, January 17, 2011, and January 17, 2012.

(8)	Value calculated based on the closing price of the Company’s common stock on December 31, 2008 ($5.20).

Option Exercises and Stock Vested

The following table sets forth information on option exercises and vesting of RSUs in 2008 for each of the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Michael R. Stanfield	44,800	408,344	66,875	550,381
Madalyn Behneman	—	—	5,042	41,496
Neal Dittersdorf	—	—	20,083	165,283
George K. Tsantes	—	—	20,083	165,283
John G. Scanlon	—	—	6,750	55,553

(1)	Amounts reflect the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)	Amounts reflect the closing price of the Company’s common stock on the vesting date of the RSUs.

Equity Incentive Plans

We have in effect the 1999 Stock Option Plan, the 2004 Stock Option Plan and the 2006 Stock Incentive Plan. We have issued 2,671,504 options under the 1999 Plan and do not intend to issue further options under the 1999 Plan except for replacement options in exchange for cancelled options if the stockholders approve the amendment to the 1999 Stock Option Plan described under Proposal 3. The 2004 Plan provides for us to issue options to purchase 2,775,000 shares of common stock, all of which have been issued. The 2006 Plan provides for us to issue awards for 2,500,000 shares of common stock, all of which have been issued. Awards under the 1999 Plan and 2004 Plan may take the form of incentive stock options and nonqualified stock options, and awards under the 2006 Plan may take the form of incentive stock options, nonqualified stock options, restricted stock awards and/or RSUs. The Compensation Committee administers the Plans, selects the individuals who will receive awards and establishes the terms and conditions of those awards. Shares of common stock subject to awards that have expired, terminated, or been cancelled or forfeited are available for issuance or use in connection with future awards.

The following table sets forth information as of December 31, 2008 regarding the existing compensation plans and individual compensation arrangements pursuant to which the Company’s equity securities are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers, or lenders) in exchange for consideration in the form of goods and services.

	A	B	C
Number of Securities
Remaining Available
	Number of Securities		for Future Issuances
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding
Plan Category	Warrants and Rights	Warrants and Rights ($)	Securities in Column A)

Equity compensation plans approved by security holders	5,063,267	11.49	2,779,136	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	5,063,267	11.49	2,779,136	(1)

(1)	Includes 1,490,508 shares available under the 1999 Stock Option Plan. We do not intend to issue further options under the 1999 Plan except for replacement options in exchange for cancelled options if the stockholders approve the amendment to the 1999 Stock Option Plan described under Proposal 3, “Proposal to Approve the Amendment to the 2004 Stock Option Plan and the 1999 Stock Option Plan”.

Compensation Committee Interlocks and Insider Participation

Thomas L. Kempner, John M. Albertine, William J. Wilson and Steven Piaker were members of the Compensation Committee in 2008. None of the executive officers of the Company has served on the board of directors or compensation committee of any other entity that has had any of such entity’s officers serve either on the Company’s Board of Directors or Compensation Committee.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The following is a schedule of all persons who, to our knowledge, beneficially owned more than 5% of the outstanding common stock of the Company as of March 25, 2009:

	Number of Shares	Percent
Name and Address	Beneficially Owned	of Stock

Loeb Holding Corporation(1)	7,135,268	40.3%
61 Broadway New York, NY 10006
Heartland Advisors, Inc.(2)	2,339,093	13.4%
789 North Water Street Milwaukee, WI 53202
Conning Capital Partners V, L.P.(3)	1,744,904	10.0%
a fund managed by CCP Fund Managers, LLC City Place II 158 Asylum Street Hartford, CT 06103
Dimensional Fund Advisors LP(4)	965,240	5.5%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746

(1)	According to Schedule 13G filed with the SEC on March 19, 2009. Includes 210,875 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date hereof. Thomas L. Kempner, one of our directors, is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation and disclaims beneficial ownership of our common stock held by Loeb Holding Corporation except to the extent of his pecuniary interest in Loeb Holding Corporation.

(2)	According to Schedule 13G/A filed with the SEC on February 11, 2009 by Heartland Advisors, an investment adviser registered with the SEC, and William J. Nasgovitz, President and principal shareholder of Heartland Advisors. The shares may be deemed beneficially owned by (a) Heartland Advisors by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (b) Mr. Nasgovitz, as a result of his ownership interest in Heartland Advisors. Heartland Advisors and Mr. Nasgovitz each specifically disclaim beneficial ownership of any shares reported on such Schedule 13G/A.

(3)	According to Schedule 13G filed with the SEC on February 9, 2005. Steven Piaker, one of our former directors, is a partner and member of CCP Fund Managers, LLC. CCP Fund Managers, LLC is the manager member of Conning Investment Partners V, LLC, which is the general partner of Conning Capital Partners V, L.P. CCP Fund Managers has investment and voting control over the shares held by Conning Capital Partners V, L.P., which it exercises through majority vote of its investment committee, which includes Mr. Piaker. Mr. Piaker is also a member of Conning Investment Partners V, LLC. Mr. Piaker disclaims beneficial ownership of the shares of common stock owned by Conning Capital Partners V, L.P.

(4)	According to Schedule 13G filed with the SEC on February 9, 2009. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Issuer described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in such 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

Security Ownership of Directors and Executive Officers

The following is a table of the security ownership of our directors and named executive officers as of March 25, 2009:

	Number of Shares	Percent
Name	Beneficially Owned(1)	of Stock

Michael R. Stanfield	1,997,716	10.3%
Madalyn Behneman	59,133	*
Neal Dittersdorf	267,367	1.5%
George K. Tsantes	240,439	1.4%
John G. Scanlon(2)	124,667	*
John M. Albertine	1,250	*
Thomas G. Amato	22,216	*
James L. Kempner(3)	68,561	*
Thomas L. Kempner(4)	7,162,083	40.5%
David A. McGough	163,690	*
Norman N. Mintz(5)	62,161	*
William J. Wilson	34,365	*
All executive officers and directors as a group (14 persons)	10,435,017	51.7%

*	Less than 1%.

(1)	Includes or consists of the following shares which such persons have, or will within 60 days of March 25, 2008 have, the right to acquire upon the exercise of stock options, vesting of RSUs or otherwise: Mr. Stanfield — 1,866,712 (359,112 of which are owned by a trust over which Mr. Stanfield has sole voting and investment power); Ms. Behneman — 50,899; Mr. Dittersdorf — 228,206; Mr. Tsantes — 189,361; Mr. Scanlon — 101,027; Dr. Albertine — 1,250; Mr. Amato — 12,716; Mr. James L. Kempner — 4,167; Mr. Thomas L. Kempner — 12,716; Mr. McGough — 12,716; Mr. Mintz — 12,716; Mr. Wilson — 18,266; and 2,709,858 for all directors and executive officers as a group.

(2)	Includes 10,000 shares held in trust for his benefit and the benefit of his spouse, as to which shares he has investment discretion. Mr. Scanlon disclaims beneficial ownership.

(3)	Includes 44,394 shares held in trusts for the benefit of his children as to which shares he has investment discretion. Mr. James L. Kempner disclaims beneficial ownership.

(4)	Includes 6,924,393 shares and 210,875 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date hereof held by Loeb Holding Corporation. Mr. Thomas L. Kempner is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation and disclaims beneficial ownership of our common stock held by Loeb Holding Corporation except to the extent of his pecuniary interest in Loeb Holding Corporation. Also, includes 9,099 shares held by his wife and to which he disclaims beneficial ownership.

(5)	Includes 44,445 shares held by his wife and to which he disclaims beneficial ownership.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Digital Matrix Systems, Inc.

The chief executive officer and president of DMS serves as a member of our board of directors.

In March 2007, we entered into a master agreement under which DMS provides us certain data processing services and which replaced certain prior service and software license agreements with DMS. Under the master agreement, we pay for these services with a combination of fixed monthly fees and transaction fees. In addition, we also are party to a professional services agreement under which DMS will provide additional development and consulting services pursuant to work orders that are agreed upon by the parties from time to time. We paid $875,240 in 2008 to DMS under these agreements and are obligated to make payments of $432,000 in 2009.

Relationship with Lazard Frères

One of our directors, James L. Kempner, is a Managing Director at Lazard Frères. Lazard Frères provides from time to time investment banking and financial advisory services to us. Any arrangements with Lazard Frères have been and will be negotiated on an arm’s length basis and the terms and fees are as favorable as those we could have obtained from unrelated third parties.

Relationship with RCS International, Inc.

A family member of our executive vice president of operations, Chris Shenefelt, is the president of RCS International, Inc. (“RCS”). We have entered into a contract with RCS, to assist us in our Canadian fulfillment operations. For the year ended December 31, 2008, we paid RCS $1.9 million under this contract, and as of December 31, 2008, we owed $38,150 to RCS, which was paid in the first quarter of 2009. Our arrangements with RCS have been and will be negotiated on an arm’s length basis and we believe the terms and fees are as favorable as those we could have obtained from unrelated third parties.

Registration Rights

Loeb Holding Corporation and certain of our directors have registration rights pursuant to which each such stockholder may require us, from time to time, to register for sale to the public under the Securities Act of 1933 any shares of common stock owned by them. In addition, each of these stockholders has piggyback registration rights that allow them to include their shares of common stock in registration statements initiated by us. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in a registration statement.

Policies and Procedures With Respect to Transactions with Related Persons

We have adopted written policies and procedures with respect to the review and oversight of related person transactions. Pursuant to this policy, subject to certain exceptions, the Audit Committee of our Board of Directors reviews related person transactions between the Company and any related person (as defined in Item 404 of Regulation S-K), other than transactions available to all employees and stockholders generally, transactions involving less than $50,000 when combined with all similar transactions and executive officer and director compensation matters otherwise required to be disclosed by us and approved by the Compensation Committee or the Board of Directors, and decides whether or not to approve or ratify those transactions.

In reviewing an interested person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If a related person transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related person. Thereafter, the Audit Committee, on at least an annual basis, reviews and assesses ongoing relationships with the related person to see that they are in compliance with those guidelines and that the interested transaction remains appropriate. In addition, our policy requires that our General Counsel institute and maintain specific procedures to ensure that the Company maintains records of related persons and related person transactions and that we disclose on a timely basis all related person transactions that are required to be disclosed in our SEC filings.

Our board of directors has determined that the Company’s charitable contribution program shall be subject to the same review process as related person transactions, except that the CEO has authority to make and review charitable contributions, on our behalf and in furtherance of our corporate goals, in an aggregate amount not to exceed $50,000 per year but not more than $10,000 per year to any single recipient (or group of related recipients). In addition, the related person transaction policy applies to the hiring of immediate family members of any of our directors or executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during 2008 our officers, directors and holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Exchange Act. In making this disclosure, we have relied solely on written representations of our directors, officers and holders of more than 10% of the Company’s common stock and on copies of reports that have been filed with the Securities and Exchange Commission.

2.  PROPOSAL TO APPROVE THE AMENDMENTS TO THE 2006 STOCK INCENTIVE PLAN.

Overview

The Board of Directors has approved, and recommended that the Company’s stockholders approve amendments to the Intersections Inc. 2006 Stock Incentive Plan to (a) permit the repricing of stock options granted thereunder and (b) increase the number of shares authorized and reserved for issuance thereunder by 2,600,000 shares. As the proposed amendments to the 2006 Stock Incentive Plan have already been approved by the Board of Directors, these amendments will automatically become effective upon approval by the Company’s stockholders. The text of the proposed amendments to the 2006 Stock Incentive Plan is in the form attached hereto as Appendix A.

The purpose of the 2006 Stock Incentive Plan is to advance the interests of the Company by encouraging and enabling the acquisition of a larger personal proprietary interest in it by its key employees, directors, consultants and independent contractors who are employed by, or perform services for, it and its subsidiaries and upon whose judgment and keen interest the Company is largely dependent for the successful conduct of its operations. The 2006 Stock Incentive Plan provides for the granting of incentive stock options, nonqualified stock options, restricted stock awards and/or RSU awards (collectively, “Awards”).

We have issued stock options under the 2006 Stock Incentive Plan and our other equity incentive compensation plans as a means of promoting the long-term success of our business by encouraging our employees, officers and directors to devote their abilities and industry to the Company through the exertion of high levels of performance. However, the Board of Directors has determined that many of our officers have outstanding stock options which are “underwater” (meaning the exercise price of the option is greater than the current stock price). As a result, these stock options have little or no current value as an incentive to retain and motivate our officers.

Accordingly, the Compensation Committee and the Board of Directors have determined that it would be in the best interests of the Company and its stockholders to conduct an “Option Exchange Program,” pursuant to which we would cancel certain stock options currently held by our officers (including our named executive officers) (the “Covered Officers”) in exchange for the grant of a lesser amount of stock options with a lower exercise price. The exchange ratios are designed to result in a fair value of the replacement options to be granted that will be approximately equal to the fair value of the options that are surrendered. Excluded Options, being stock options held by our directors and certain employees and former officers and stock options granted in March 2009, would not be eligible for the Option Exchange Program.

On March 24, 2009, the closing price of a share of common stock of the Company was $5.48.

As of March 24, 2009, Covered Officers held stock options to purchase approximately 3,724,191 (approximately 961,742 pursuant to the 2006 Stock Incentive Plan, approximately 1,702,500 pursuant to the 2004 Stock Option Plan and approximately 1,059,949 pursuant to the 1999 Stock Option Plan) shares which were underwater. The Board of Directors has determined that the magnitude of this problem weakens significantly the effectiveness of the Company’s long-term incentive program and detracts from the effectiveness of overall compensation, and believes that the proposed Option Exchange Program would create better incentives for our officers to remain with the Company and contribute to the attainment of our business and financial objectives. If the Company cannot reprice eligible stock options of its Covered Officers, then it may be forced to consider cash alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the individual talent critical to the future success of the Company. These cash replacement alternatives would then reduce the cash available for investment in the Company’s business and other purposes.

The 2006 Stock Incentive Plan and our other equity plans do not currently permit us to undertake any stock option repricing/exchange program. By approving this proposal, you would allow us to conduct the Option Exchange Program with respect to all eligible stock options currently held by the Covered Officers, as well as any future stock option repricings that could provide our employees, officers and/or directors with the opportunity to exchange their existing options for new options covering the same or a different number of shares of our common stock, but with an option price based on the then-current fair market value per share of our common stock. If our stockholders approve this proposal to amend the 2006 Stock Incentive Plan, the Option Exchange Program will be consummated as soon as possible after the Meeting, and the Compensation Committee has authorized the replacement options described below to be granted based on the closing price of the common stock on the date of the Meeting. If our stockholders do not approve this proposal, the Option Exchange Program will not take place.

For reference purposes, the following table summarizes information regarding outstanding equity awards issued pursuant to the 2006 Stock Incentive Plan, the 2004 Stock Option Plan and the 1999 Stock Option Plan, and shares of common stock available for future grants under these plans as of March 24, 2009:

Shares available for future grant under existing plans(1)	0
Shares issuable pursuant to outstanding stock options	5,257,004
Weighted average exercise price of all outstanding stock options	$10.66
Weighted average remaining term of all outstanding stock options	6.0 years
Shares issuable pursuant to all other outstanding equity awards(2)	854,175

(1)	Excludes 1,490,508 shares available under the 1999 Stock Option Plan. We do not intend to issue further options under the 1999 Plan except for replacement options in exchange for cancelled options if the stockholders approve the amendment to the 1999 Stock Option Plan described under Proposal 3, “Proposal to Approve the Amendment to the 2004 Stock Option Plan and the 1999 Stock Option Plan”.

(2)	Consists solely of RSUs.

If our stockholders approve this proposal and Proposal 3, and assuming each Covered Officer surrenders every eligible option he or she holds in the Option Exchange Program for replacement options, there will be 1,179,347 shares available for future grant under the 2004 Stock Option Plan and 2,102,688 shares available for future grant under the 2006 Stock Incentive Plan (after giving effect to the 706,264 RSUs, but not the stock options, to be granted under the 2009 senior management compensation plan).

If our shareholders do not approve the equity plan amendments authorizing the exchange program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options, even though the options may have little or no retention or incentive value.

Summary of Material Terms

The Option Exchange Program has been designed to reinstate, as of a current date, the retention and motivational value of the Company’s equity incentive program and to balance the interests of the Covered Officers and stockholders, by offering the Covered Officers an opportunity to exchange underwater options for options to purchase fewer shares at a per share exercise price equal to the fair market value of the Company’s common stock on the date of issuance. The Option Exchange Program is designed to address the following considerations:

•	Options exchanged under the Option Exchange Program will reduce the overall number of shares underlying outstanding options, or “overhang”.

•	Exchange ratios are set with the intention that each replacement option will have a value that is approximately equal to the value (established in accordance with a generally accepted option valuation method) of the exchanged option.

•	Each replacement option will have a new vesting schedule, with the result that a Covered Officer will be at risk of exchanging fully vested stock options for new stock options which might never vest.

•	The expiration date of each replacement option will be the tenth anniversary of the grant date.

•	Participation in the Option Exchange Program will be entirely at the election of the Covered Officer; any Covered Officer who chooses not to participate will continue to hold his or her current stock options.

•	The Company’s directors and non-officers will not be eligible to participate in the Option Exchange Program.

•	The exchange of options under the Option Exchange Program will be a non-taxable event for U.S. Federal income tax purposes.

Description of the Option Exchange Program

Offer to Exchange Options.  Under the Option Exchange Program, Covered Officers will be given the opportunity to exchange their underwater options for replacement options to purchase fewer shares with an exercise price equal to the fair market value of a share of the Company’s common stock on the date of issuance of the replacement options. If this proposal is approved, it is anticipated that the replacement options will be granted immediately following the Meeting based on the fair market value of the Company’s common stock as of the close of trading on the date of the Meeting. Any new options will be granted pursuant to the plan under which the options tendered for exchange were granted.

Eligible Participants.  The Option Exchange Program was only open to the Company’s seven executive officers and an additional ten officers. None of the members of the Board of Directors of the Company or any other employees or former officers were permitted to participate in the Option Exchange Program. Participation in the Option Exchange Program was voluntary.

Eligible Options.  The options eligible for exchange are the outstanding non-qualified and incentive stock options granted to Covered Officers that were underwater as of March 24, 2009. Each Covered Officer is permitted to exchange all, any part or none of their underwater options for replacement options on a grant-by-grant basis, meaning that a Covered Officer who holds more than one eligible option need not surrender every eligible option he or she holds, but if any part of a single eligible option is surrendered, the entire eligible option must be surrendered.

Exchange Ratio.  The exchange ratios were designed to result in a fair value, for accounting purposes, of the replacement options that is approximately equal to the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the right to exchange commenced). Exchange ratios varied based on the exercise price and remaining term of the tendered option, as well as the fair market value of the Company’s common stock used for purposes of the valuation.

The Compensation Committee determined to use the closing price of the Company’s common stock on March 24, 2009 as the basis for setting the exchange ratios, which was $5.48 per share. Accordingly, the fair value for accounting purposes of the replacement options was $2.99 per share as of March 24, 2009.

The following table summarizes information regarding the eligible stock options and the replacement options that would be granted in the exchange:

			Weighted Average		Maximum # of Shares
	# of Shares	Fair Value per	Remaining Life of		Underlying
	Underlying Eligible	Share of Eligible	Eligible Options		Replacement Options
Exercise Price	Options	Options	(years)	Exchange Ratio	That May be Granted

$ 7.75	136,653	$0.61	1.7	4.9	28,010
$ 8.11	280,243	$0.91	3.5	3.3	85,446
$ 8.39	961,742	$2.34	8.9	1.3	752,790
$ 9.90	508,000	$1.70	8	1.8	289,476
$10.38	100,000	$1.62	7.7	1.8	54,133
$10.85	25,000	$1.22	6.3	2.4	10,215
$10.93	20,000	$1.38	6.4	2.2	9,262
$12.61	358,649	$0.01	0.5	705.4	508
$13.00	540,000	$0.54	5.9	5.5	97,775
$16.47	30,000	$0.34	5.8	8.8	3,420
$17.00	479,500	$0.37	5.2	8.1	58,872
$25.23	284,403	$0.01	0.7	44,117.40	6
Total	3,724,190		5.7	2.7	1,389,913

Exercise Price of Replacement Options.  Each replacement option issued pursuant to the Option Exchange Program will have an exercise price equal to the closing price on the replacement grant date, which will be the date of the Meeting.

Vesting of Replacement Options.  Regardless of whether the option tendered for exchange was vested, each replacement option will not be vested, and will vest in four equal annual installments beginning on the first anniversary of the date of grant.

Term of Replacement Options.  Each replacement option will expire on the tenth anniversary of the grant date of the replacement option.

Other Terms and Conditions of Replacement Options.  The other terms and conditions of the replacement options will be as set forth in the applicable plan and the option certificate to be issued as of the replacement option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the eligible options. All replacement options will be nonstatutory stock options, regardless of the tax status of the eligible options surrendered for exchange.

Return of Eligible Options Surrendered.  The eligible options surrendered for exchange will be cancelled and all shares of common stock that were subject to such surrendered options granted under the applicable plan will again become available for future award under either the 2006 Stock Incentive Plan or the 2004 Stock Option Plan. We do not intend to issue further options under the 1999 Plan other than those issued under the Option Exchange Program.

Implementation of the Option Exchange Program.  If stockholders approve the amendments to the Plans set forth below to permit the Option Exchange Program, for Covered Officers who accept the offer, their underwater options will be cancelled immediately upon the close of trading on the day of the Meeting and replacement options will be granted immediately thereafter and option documents subsequently distributed. The Option Exchange Program and any exchange thereunder may be commenced and/or terminated at the discretion of the Compensation Committee.

U.S. Federal Income Tax Consequences.  The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. The Company believes the exchange of eligible options for replacement options pursuant to the exchange program should be treated as a non-taxable exchange and neither the Company nor any of the participants should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. However, the tax consequences of the exchange program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. The tax consequences for non-U.S. participants may differ from the U.S. federal income tax consequences described above.

Accounting Treatment.  We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or “SFAS 123R,” regarding accounting for share-based payments. Under SFAS 123R, in addition to the remaining unamortized expense for the underwater options, we will recognize the incremental compensation cost of the stock options granted in the Option Exchange Program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered underwater options, measured as of the date the replacement options are granted, over the fair value of the underwater options surrendered in exchange for the replacement options, measured immediately prior to the cancellation. The sum of the remaining unamortized expense for the underwater options and the incremental compensation cost of the replacement options will be recognized ratably over the vesting period of the replacement options. As would be the case with underwater options, in the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited replacement options will not be recognized.

The total compensation cost of the Option Exchange Program will vary in accordance with the fair market value of our stock on the grant date. For instance, based on the full participation in the Option Exchange Program as discussed below, if the fair market value of our common stock on the grant date is $5.48 per share, which was the fair market value of our common stock on March 24, 2009, the reference date used by the Compensation Committee to set the exchange ratios, the total additional incremental compensation cost of the program would be approximately $3.7 million.

New Plan Benefits — Results of the Option Exchange Program

We anticipate that the Covered Officers will agree to surrender all of their eligible options in the Option Exchange Program. Based on this assumption, if this proposal and Proposal 3 are approved, the number of shares underlying options that would be cancelled would be 3,724,190 shares, and the number of shares underlying replacement options that would be granted would be 1,389,913 shares.

The following table sets forth information regarding the exchange of options if stockholder approval is obtained:

			# of Shares
		Weighted Average	Underlying
	Aggregate Number	Exercise Price of	Replacement Options
Name	of Eligible Options	Eligible Options	That May be Granted(1)

Michael R. Stanfield	1,810,670	$13.84	390,647
Neal Dittersdorf	283,953	$11.66	115,177
John G. Scanlon	220,108	$9.58	139,204
George K. Tsantes	245,108	$11.00	107,704
Madalyn Behneman	93,059	$9.49	57,739
All executive officers as a group (seven persons)	2,966,578	$12.59	976,873
All other Covered Officers (ten persons)	757,612	$10.51	413,040

(1)	All options will have an exercise price equal to the closing price of the common stock on the date of the Meeting, and will vest in four equal annual installments, beginning on the first anniversary of the date of grant.

In addition, as discussed previously, the Compensation Committee has approved the granting to the named executive officers and other employees, of 706,264 RSUs under the 2006 Stock Incentive Plan and certain stock options under the 2004 Stock Option Plan, subject to stockholder approval of this proposal and Proposal 3 at this Meeting. See “Compensation Discussion and Analysis — 2009 Compensation Objectives — 2009 Awards Under the Plan” on page 13. Approval of this proposal and Proposal 3 will constitute approval of these grants.

The following table summarizes the remaining RSUs and stock options to be granted to the Company’s named executive officers under the 2009 senior management compensation plan.

	RSU Grants	Remaining Option
Name	May 2009	Value Amount ($)(1)

Michael Stanfield	183,050	139,913
Neal Dittersdorf	60,965	62,131
John G. Scanlon	60,965	62,131
George K. Tsantes	56,544	57,625
Madalyn Behneman	16,482	25,196
Executive Group (seven persons)	491,092	462,246
Non-Executive Director Group (seven persons)(2)	N/A	N/A
Non-Executive Officer Employee Group (twelve persons)	215,171	328,929

(1)	The number of options to be granted will be equal to the Remaining Option Value Amount divided by the Black-Scholes value of the options on the date of the Meeting, and the exercise price will be equal to the closing price of the common stock on the date of the Meeting.

(2)	Awards, if any, to the Non-Executive Directors will be made at the discretion of the Board of Directors and the Compensation Committee following the Meeting.

Other than as described above, because awards under the 2006 Stock Incentive Plan and the 2004 Stock Option Plan are granted at the discretion of the Compensation Committee, it is not possible for us to determine the amount of any other awards that may be granted to any of the participants if the amendments are approved by the stockholders.

Summary of the 2006 Stock Incentive Plan

The following is a summary of certain provisions of the 2006 Stock Incentive Plan and is qualified in its entirety by reference to the specific language of the 2006 Stock Incentive Plan, a copy of which is attached as Exhibit A to our proxy statement filed with the SEC on April 21, 2006.

Administration

The 2006 Stock Incentive Plan is administered by the Compensation Committee, which is composed of at least two members of the Board of Directors, each of whom satisfies the requirements for a “non-employee director” within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, and an “outside director” within the meaning of regulations promulgated under Section 162(m) of the Code. Pursuant to the 2006 Stock Incentive Plan, the Compensation Committee selects participants to whom Awards will be granted and determines the type, size, terms and conditions of Awards, including the per share purchase price and vesting provisions of stock options and the restrictions or performance criteria relating to restricted shares and RSUs. The Compensation Committee also administers, construes and interprets the 2006 Stock Incentive Plan.

Securities Offered

Under the 2006 Stock Incentive Plan, the aggregate number of shares of Common Stock that may be issued pursuant to Awards may not exceed 5,100,000 shares if the proposed amendment is approved by stockholders. A maximum of 2,250,000 shares may be the subject of Awards awarded to any single individual during any calendar year. Such 5,100,000 total number of shares may be authorized but unissued shares or previously issued shares reacquired by us, including shares purchased on the open market. In the event of certain changes in capitalization of the Company, the Compensation Committee may adjust the maximum number and class of shares with respect to which Awards may be granted under the 2006 Stock Incentive Plan, the maximum number of shares with respect to which Awards may be granted to any participant during any calendar year, the number and class of shares which are subject to outstanding Awards granted under the 2006 Stock Incentive Plan, and if applicable, the purchase price therefor. If Awards granted under the 2006 Stock Incentive Plan expire or terminate for any reason prior to being exercised, Awards with respect to the unissued shares subject thereto may again be granted under the 2006 Stock Incentive Plan; provided, however, that any RSUs as to which a cash payment has been made in settlement thereof shall continue to reduce, by an equivalent number of shares, the number of shares which may again be made subject to Awards.

Eligibility

All of our (and any of our subsidiaries’) key employees (including officers who are also directors), directors, consultants and independent contractors are eligible to receive Awards under the 2006 Stock Incentive Plan. Awards under the 2006 Stock Incentive Plan are granted at the sole discretion of the Compensation Committee. In determining the amount and form of an award, consideration is given to the functions and responsibilities of the individual, his or her potential contributions to the success of the Company, and other factors deemed relevant by the Compensation Committee. The granting of an Award does not confer upon the participant any right to continue in the employ or service of the Company or affect any right or power of the Company to terminate the services of such participant at any time.

We estimate that, as of March 24, 2009, approximately 45 persons were eligible to receive Awards under the 2006 Stock Incentive Plan.

Options

Grant of Options.  The Compensation Committee has the sole discretion to determine the number of options to be granted to any eligible person under the 2006 Stock Incentive Plan, the number of shares of Common Stock subject to the options, and whether to grant the Options as “incentive stock options” or “non-qualified stock options.” The aggregate fair market value of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all stock plans of the Company and its subsidiaries) cannot exceed $100,000; to the extent this limit is exceeded, the options shall be treated as non-qualified stock options.

Reload Options.  The Compensation Committee has the discretion to include a reload option right which will entitle the holder, upon exercise of such original option (prior to the option holder’s termination of service) to receive a replacement option.

Option Exercise Price.  The purchase price of shares of Common Stock issuable upon the exercise of options will be determined by the Compensation Committee at the time of grant; however, the purchase price may not be less than 100% of the fair market value of the shares on the date of grant.

Exercisability of Options.  Options may be exercisable as determined by the Compensation Committee at the time of grant but in no event after ten years from the date of grant. Options are exercisable by delivery to the Company of a duly signed notice in writing to such effect, together with the option certificate and the full purchase price of the shares purchased pursuant to the exercise of the option.

Payment of Option Exercise Price and Issuance of Shares of Common Stock.  The option’s exercise price will be payable by anyone or more of the following methods: in cash, by check, by delivery to the Company of shares already owned by the option holder for at least six months, by payment through a broker in accordance with applicable law or by such other methods as the Compensation Committee may permit from time to time.

Treatment of Options on a Sale.  In the event of a Sale (as defined in the 2006 Stock Incentive Plan) where the consideration is solely in the form of cash, the Board of Directors may, in its sole discretion, provide that the holder of any unexercised options will be entitled to cash equal to the amount of cash such holder would have received if he or she had actually owned the shares subject to the option minus the purchase price that would have been payable for such shares upon the exercise of the option, subject to adjustments as provided under the 2006 Stock Incentive Plan. If the consideration for the Sale is in shares or part shares and part cash, the Board of Directors will provide for the assumption or substitution of the options (with appropriate adjustments to retain the value of the options).

Restricted Stock Award

A “restricted stock award” is a grant by the Compensation Committee of shares of Common Stock or the right to purchase shares of Common Stock at a price determined by the Compensation Committee at the time of grant, subject to a restriction period specified in the award. During the restriction period, the shares may not be transferred and are subject to forfeiture unless and until specific conditions established by the Compensation Committee at the time of grant are met. The conditions may be based on continuing employment or achieving pre-established performance objectives, or both. The shares may not be sold, transferred or otherwise alienated or hypothecated until the restrictions on transfer thereof expire or are removed, and each certificate evidencing a restricted stock award shall bear a legend making appropriate reference to the restrictions imposed.

Share Certificates.  Certificates for the shares granted or purchased pursuant to restricted stock awards will be issued in the names of the holders thereof and shall bear a legend making appropriate reference to the restrictions imposed, but the certificates will be retained by the Company for the holders’ accounts and will not be delivered to such holders until the restrictions imposed on the transfer of the shares shall have lapsed.

Shareholder Rights.  The holder of a restricted stock award will have the right to vote the shares registered in his or her name. Dividends and distributions (including stock dividends and distributions in the event of a split-up, conversion, exchange, reclassification or substitution) with respect to the shares will be retained by the Company for the holder’s account, to be distributed to the holder at the time, and to the extent that, the restrictions imposed on the transfer of such shares shall have expired or lapsed.

Restricted Stock Unit Awards

RSUs are similar to restricted stock except that the award takes the form of stock units instead of shares. An “RSU award” is the grant by the Compensation Committee of a right to receive payment or Common Stock from the Company, upon the expiration of a vesting period, in an amount equal to (1) the fair market value of a share of Common Stock on the date of the expiration, multiplied by (2) the number of RSUs credited to the holder pursuant to the award and as to which the vesting period has expired. RSUs may be settled in shares of Common Stock or cash, or a combination of both. During the restriction period, a holder of RSUs does not have voting or other shareholder rights.

Assignability

Awards and all rights thereunder are non-assignable and non-transferable except to the extent that the estate of a deceased holder is entitled thereto. Awards (other than incentive stock options) may be transferred to family members or other persons or entities pursuant to such terms as the Compensation Committee may approve.

Termination of Employment and Acceleration Events

Options become immediately exercisable in full upon the retirement of the holder after reaching the age of 65, upon the disability (as determined by the Compensation Committee in its sole discretion) or death of the holder while in the employ or service of the Company, upon a Change in Control (as defined in the 2006 Stock Incentive Plan), or Sale while the holder is in the employ or service of the Company, or upon the occurrence of such special circumstances as in the opinion of the Compensation Committee merit special consideration.

Options terminate following the holder’s termination of employment or service except that the holder shall have until the expiration of three months from the cessation of the holder’s employment or service with the Company and its subsidiaries (without regard to any period of severance) to exercise any unexercised option the holder could have exercised on the day on which he left the employ or service of the Company and its subsidiaries (including any options that become exercisable under the circumstances described in the preceding paragraph); provided, however, that in the event of the holder’s termination because of a violation of duties, all unexercised options will terminate immediately upon the termination of the holder’s employment or service. The exercise period is extended to six months in the case of the holder’s disability or the death of the holder, in which case the option would be exercisable by the holder’s estate.

All restrictions with respect to restricted stock awards will immediately cease upon the death or disability of the holder, upon a Change in Control or Sale, all while the holder is in the employ or service of the Company, or as the Compensation Committee shall determine.

The vesting period with respect to RSU awards will completely expire, and all amounts will become payable, immediately upon the death or disability of the holder, upon a Change in Control or Sale, all while the holder is in the employ or service of the Company, or as the Compensation Committee shall determine.

Amendment and Termination Date

The Board of Directors or the Compensation Committee at any time may withdraw or amend the 2006 Stock Incentive Plan and, with the consent of the affected holder of an outstanding Award, at any time, may withdraw or amend the terms and conditions of outstanding Awards; provided, however, that the Board of Directors or the Compensation Committee has had the authority to amend the terms of the 2006 Stock Incentive Plan or any outstanding Awards, without the consent of affected holders, to comply with the applicable requirements of Section 409A of the Code (“Section 409A”). Any amendment which would increase the number of shares issuable pursuant to the 2006 Stock Incentive Plan or to any individual during any calendar year, or change the class of persons to whom Awards may be granted, shall be subject to the approval of the stockholders of the Company within one year of the amendment. A determination of the Compensation Committee as to any question which may arise with respect to the interpretation of the provisions of the 2006 Stock Incentive Plan and any Awards shall be final. The Compensation Committee may authorize and establish such rules, regulations and revisions thereof, not inconsistent with the provisions of the 2006 Stock Incentive Plan, as it may deem advisable to make the 2006 Stock Incentive Plan and any Awards effective or to provide for their administration, and may take such other action with regard to the 2006 Stock Incentive Plan and any Awards as it shall deem desirable to effectuate their purpose.

No Award shall be granted under the 2006 Stock Incentive Plan after March 7, 2016.

The Employee Retirement Income Security Act of 1974

The 2006 Stock Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

Certain Federal Income Tax Consequences

The following discussion of certain relevant federal income tax consequences applicable to Awards granted under the 2006 Stock Incentive Plan is a summary only, and reference is made to the Code for a complete statement of all relevant federal tax provisions. Different rules may apply in the case of a participant who is subject to Section 16 of the Exchange Act with respect to the Company.

Incentive Stock Options

An individual will not realize any income upon the grant or exercise of an incentive stock option. If the individual disposes of the shares acquired upon the exercise of an incentive stock option more than two years after the date the option is granted and more than one year after the shares are transferred to him or her, the individual will realize long-term capital gain in an amount equal to the excess, if any, of his or her selling price for the shares over the option exercise price. In such case, the Company will not be entitled to any tax deduction resulting from the issuance or sale of the shares. If the individual disposes of the shares acquired upon the exercise of an incentive stock option prior to the expiration of two years from the date the option is granted, or one year from the date the shares are transferred to him or her, any gain realized will be taxable at that time as follows: (a) as ordinary income to the extent of the difference between the option exercise price and the lesser of the fair market value of the shares on the date the option was exercised or the amount realized from the disposition, and (b) as capital gain to the extent of any excess, which gain shall be treated as short-term or long-term capital gain depending upon the holding period of the shares. In such case, the Company may claim an income tax deduction (as compensation) for the amount taxable to the employee as ordinary income.

In general, the difference between the fair market value of the shares at the time the incentive stock option is exercised and the option exercise price will constitute an item of adjustment for purposes of determining alternative minimum taxable income and, under certain circumstances, may be subject, in the year in which the option is exercised, to the alternative minimum tax.

If an individual uses shares which he or she already owns to pay, in whole or in part, the exercise price for shares acquired pursuant to an incentive stock option, (a) the holding period for the newly issued shares equal in value to the old shares which were surrendered upon the exercise shall include the period during which the old shares were held, (b) the individual’s basis in the newly issued shares will be the same as his or her basis in the old shares surrendered and (c) no gain or loss will be recognized by the individual on the old shares surrendered. However, if an individual uses shares previously acquired pursuant to the exercise of an incentive stock option to pay all or part of the exercise price under an incentive stock option, the tender will constitute a disposition of the previously acquired shares for purposes of the one-year (or two-year) holding period requirement applicable to the incentive stock option and the tender may be treated as a taxable exchange.

Non-Qualified Stock Options

An individual will not realize any income at the time the non-qualified stock option is granted. An individual who is not a director, officer or beneficial owner of more than 10% of the outstanding shares of the Company (a “director, officer or principal stockholder”), will realize income at the time he or she exercises the option in an amount equal to the amount by which the then fair market value of the shares acquired pursuant to the exercise of the option exceeds the price paid for the shares. If a director, officer or principal stockholder receives shares pursuant to the exercise of such an option, he or she will realize ordinary income only on the earlier of (i) six months after the date of exercise, or (ii) the date on which he or she can sell the shares at a profit without being subject to liability under Section 16(b) of the Exchange Act, at which time he or she will be subject to tax on the difference between the then fair market value of the shares and the price paid for them. Alternatively, a director, officer or principal stockholder who would not otherwise be subject to tax on the value of his or her shares as of the date they were acquired can file a written election with the Internal Revenue Service, no more than 30 days after the shares are transferred to him or her, to be taxed as of the date of transfer.

The individual then will realize income in a total amount equal to the amount by which the fair market value of the shares, as of the date he or she acquired them, exceeds the price paid for the shares.

All income realized upon the exercise of a non-qualified stock option will be taxed at ordinary income rates. The Company will be entitled to a tax deduction (as compensation) for the amount taxable to an individual (including a director, officer and principal stockholder) upon the exercise of a non-qualified stock option, as described above, in the same year as those amounts are taxable to the individual.

Shares issued pursuant to the exercise of a non-qualified stock option generally will constitute a capital asset in the hands of an individual (including a director, officer or principal stockholder) and will be eligible for capital gain or loss treatment upon any subsequent disposition. The holding period of an individual (including a director, officer or principal stockholder) will commence upon the date he or she recognizes income with respect to the issuance of the shares, as described above. The individual’s basis in the shares will be equal to the greater of their fair market value as of that date or the amount paid for the shares. If, however, an individual uses shares which he or she already owns to pay, in whole or in part, the exercise price for shares acquired pursuant to the exercise of a non-qualified stock option, (a) the holding period for the newly issued shares equal in value to the old shares which were surrendered upon the exercise shall include the period during which the old shares were held, (b) the individual’s basis in the newly issued shares will be the same as his or her basis in the surrendered shares, (c) no gain or loss will be realized by the individual on the old shares surrendered, and (d) the individual will realize ordinary income in an amount equal to the fair market value of the additional shares received over and above the fair market value of the old shares surrendered.

Restricted Stock

An individual will not realize any income when the right to acquire shares subject to restricted stock awards (“Restricted Shares”) is granted to him or her, or when the certificates for the Restricted Shares themselves are registered in his or her name. The individual will realize ordinary income as and when the Restricted Shares are no longer subject to a substantial risk of forfeiture (which risk of forfeiture includes the restrictions imposed by Section 16(b) of the Exchange Act), in an amount equal to the difference between the fair market value of the Restricted Shares as of such date and the price, if any, he or she paid for the shares. Alternatively, the individual can file a written election with the Internal Revenue Service, no more than 30 days after the certificates for the Restricted Shares are issued, to be taxed as of the date of issuance on the difference between the then fair market value of the Restricted Shares and the price, if any, he or she paid for the shares. Once the individual has realized ordinary income with respect to the Restricted Shares, any subsequent increase in the value of the Restricted Shares generally will be taxed when the shares are sold as long-term or short-term capital gain, depending on how long the Restricted Shares are held. The individual’s holding period with respect to the Restricted Shares will begin on the date he or she realizes ordinary income with respect to the Restricted Shares and the basis in the shares will be equal to their then fair market value. The Company will be entitled to a tax deduction when, and to the extent, ordinary income is realized by the individual with respect to the Restricted Shares. Any dividends or other distributions paid on the Restricted Shares generally will be taxable when distributed to the individual.

RSU Awards

An individual will not be subject to tax upon the grant of an RSU award. Upon distribution of the cash and/or shares underlying the RSUs, the individual will recognize as ordinary income an amount equal to the cash and/or fair market value (measured on the distribution date) of the shares received, and such amount will generally be deductible by the Company. The individual’s basis in any shares received will be equal to the fair market value of the shares on the date of distribution and the holding period in such shares will begin on the day following the date of distribution.

Section 280G of the Code

In addition to the Federal income tax consequences discussed above, Section 280G of the Code provides that if an officer, stockholder or highly compensated individual receives a payment which is in the nature of compensation and which is contingent upon a change in control of the employer, and such payment equals or exceeds three times his or her “base amount” (as defined in Section 280G), then any amount received in excess of the base amount shall be considered an “excess parachute payment.” Under certain circumstances, Awards may give rise to excess parachute payments. If so, then in addition to any income tax which would otherwise be owed in connection with such payment, the individual will be subject to an excise tax equal to

20% of such excess payment, and the Company will not be entitled to any tax deduction to which it would have been entitled with respect to such excess parachute payment.

Section 409A of the Code

The American Jobs Creation Act of 2004 introduced Section 409A covering certain nonqualified deferred compensation arrangements. Section 409A generally established new rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. The Company intends that awards granted under the 2006 Stock Incentive Plan will not constitute “deferred compensation” within the meaning of and subject to Section 409A. If and to the extent that an award constitutes deferred compensation subject to Section 409A, then the Company intends to administer and operate the 2006 Stock Incentive Plan and establish terms with respect to such awards in a manner that will avoid the imposition of additional taxation under Section 409A upon a participant; however, there can be no assurance that additional taxation under Section 409A will be avoided in all cases.

Section 162(m) of the Code

Section 162(m) of the Code limits the deductibility by a publicly-held corporation of compensation paid in a taxable year to the chief executive officer and four other most highly compensated executive officers of the corporation. For purposes of Section 162(m) of the Code, compensation which is performance-based is not counted as subject to the deductibility limitations. Options granted under the Plan are intended to permit the full deduction by the Company, by qualifying income pursuant to such options as performance-based compensation and, therefore, exempt from the limitations of Section l62(m). Income pursuant to non-performance based restricted stock awards and RSU awards would be subject to the deductibility limitations of Section 162(m).

Withholding

An employee of the Company will be subject to wage withholding on the amount of ordinary income or excess parachute payments realized by him or her, as described above. The Company or any subsidiary will take such action as it deems appropriate to ensure compliance with all Federal, state or local income tax withholding laws, including by withholding from any cash or shares otherwise due to the holder of an Award, and the holder may be required to make sufficient funds available to the Company or a subsidiary to satisfy applicable withholding obligations.

Disposition of Shares

Unless stated otherwise above, upon the subsequent disposition of shares acquired under any of the preceding Awards, the individual will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the individual’s basis in the shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months. Capital gain is generally currently taxed at a maximum rate of 15% (which under current law will increase to 20% beginning in 2011) if the property is held more than one year.

Vote Required

To be approved, this proposal must receive the affirmative vote of a majority of the votes cast on the proposal at the Meeting. The Company has been advised that it is the intention of Mr. Thomas L. Kempner to cause Loeb Holding Corporation to vote the shares of common stock it beneficially owns in favor of approval. See “Principal Stockholders — Security Ownership of Certain Beneficial Owners.”

The Board of Directors recommends a vote FOR Proposal 2.

3.  PROPOSAL TO APPROVE THE AMENDMENT TO THE 2004 STOCK OPTION PLAN AND THE 1999 STOCK OPTION PLAN.

Overview

The Board of Directors has approved, and recommended that the Company’s stockholders approve, an amendment to the 2004 Stock Option Plan and the 1999 Stock Option Plan to permit the repricing of stock options granted thereunder. As the proposed amendments to the 2004 Stock Option Plan and 1999 Stock Option Plan have already been approved by the Board of Directors, these amendments will automatically become effective upon approval by the Company’s stockholders. The text of the proposed amendments to the 2004 Stock Option Plan and the 1999 Stock Option Plan are in the form attached hereto as Appendix B. For a discussion of the objectives of these proposed amendments, see Proposal 2, “Proposal to Approve the Amendments to the 2006 Stock Incentive Plan”, on page 24 under the heading “Overview.”

The 2004 Stock Option Plan and the 1999 Stock Option Plan provide for the authorization to issue 2,800,000 and 4,200,000 shares, respectively, of common stock to key employees, directors, consultants and independent contractors of the Company and its subsidiaries. Individual awards under the 2004 Stock Option Plan and the 1999 Stock Option Plan may take the form of incentive stock options and nonqualified stock options. Option awards are generally granted with an exercise price equal to the market price of our stock at the date of grant; those option awards generally vest over four years of continuous service and have ten year contractual terms. As of March 24, 2009, there were options to purchase 2,768,501 shares of our common stock outstanding under the 2004 Stock Option Plan, of which 1,702,500 were held by Covered Officers who are eligible for participation in the proposed Option Exchange Program, and there were options to purchase 1,423,011 shares of our common stock outstanding under the 1999 Stock Option Plan, of which 1,059,949 were held by Covered Officers who are eligible for participation in the proposed Option Exchange Program. If stockholder approval of the Option Exchange Program is obtained, stock options granted under the 2004 Stock Option Plan and the 1999 Stock Option Plan that are exchanged in the Option Exchange Program will be cancelled, and the new stock options granted in exchange therefor will be issued pursuant to the plan under which the options tendered for exchange were granted. We do not intend to issue further options under the 1999 Stock Option Plan, other than those issued under the Option Exchange Program.

Unless the proposed amendments to the 2004 Stock Option Plan and the 1999 Stock Option Plan are authorized and approved by our stockholders, we will not be able to reprice any stock options granted under the 2004 Stock Option Plan or the 1999 Stock Option Plan, or allow any Covered Officers to participate in the proposed Option Exchange Program with respect to eligible stock options granted under the 2004 Stock Option Plan or the 1999 Stock Option Plan.

For a brief discussion of certain relevant federal income tax consequences applicable to stock options granted under the 2004 Stock Option Plan and the 1999 Stock Option Plan, see the discussion on page 32 under the heading “Certain Federal Income Tax Consequences.” Different rules may apply in the case of a participant who is subject to Section 16 of the Exchange Act with respect to the Company.

Vote Required

To be approved, this proposal must receive the affirmative vote of a majority of the votes cast on the proposal at the Meeting. The Company has been advised that it is the intention of Mr. Thomas L. Kempner to cause Loeb Holding Corporation to vote the shares of common stock it beneficially owns in favor of approval. See “Principal Stockholders — Security Ownership of Certain Beneficial Owners.”

The Board of Directors recommends a vote FOR Proposal 3.

4.  APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and the stockholders’ best interests. A representative of Deloitte & Touche LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees billed for audit and other services rendered by Deloitte & Touche LLP in 2008 and 2007:

	2008	2007
	Actual Fees ($)	Actual Fees ($)

Audit fees(1)	1,390,556	1,070,326
Audit Related Fees(2)	8,296	48,072
Tax Fees	—	—
All Other Fees	—	—

Total Fees	1,398,852	1,118,398

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews (including fees related to the Sarbanes-Oxley Act of 2002), notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed. Audit related fees for 2007 and 2008 include expenses for services rendered in connection with acquisition and joint venture transactions.

Audit Committee Pre-Approval Policy

The policy of the Audit Committee provides for pre-approval of the yearly audits, quarterly reviews and tax compliance on an annual basis. As individual engagements arise, they are approved on a case-by-case basis. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services. All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee Consideration of these Fees

The Audit Committee has considered whether the provisions of the services covered under the categories of “Audit Related Fees,” “Tax Fees” and “All Other Fees” are compatible with maintaining the independence of Deloitte & Touche LLP.

The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Audit Committee Report

The Audit Committee consists of John M. Albertine, Thomas G. Amato and William J. Wilson, all of whom are independent directors under the applicable NASDAQ listing standards. The Audit Committee operates under a written charter, which was adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee approves the selection and appointment of the Company’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board of Directors.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. In this context, the Audit Committee met separately with each of management, the internal auditors and the independent registered public accounting firm to provide each with the opportunity to discuss any matters that should be discussed privately without the others present. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU § 380).

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte & Touche LLP its independence. The Audit Committee also considered whether the provision by Deloitte & Touche LLP of certain other non-audited related services to the Company is compatible with maintaining such auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Audit Committee

Thomas G. Amato (Chair)
John M. Albertine
William J. Wilson

OTHER MATTERS

Stockholder Proposals

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2010 must be received by us on or prior to December 22, 2009 to be eligible for inclusion in our Proxy Statement and form of proxy to be used in connection with such meeting. Any notice of shareholder proposals received after this date is considered untimely.

Other Business

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

Michael R. Stanfield
Chairman of the Board of Directors

Dated: April 20, 2009

APPENDIX A

AMENDMENT NO. 1
TO THE
2006 STOCK INCENTIVE PLAN OF
INTERSECTIONS INC.

WHEREAS, Intersections Inc. (the “Corporation”) has adopted the 2006 Stock Incentive Plan of Intersections Inc. (the “Plan”); and

WHEREAS, Section 18 of the Plan permits the Board of Directors of the Corporation to amend the Plan; and

WHEREAS, the Board of Directors now desires to amend the Plan in certain respects;

NOW, THEREFORE, the Plan is hereby amended as follows:

1. The first sentence of Section 6 of the Plan is hereby deleted in its entirety and replaced by the following:

“The Committee may, but shall not be required to, grant, in accordance with this Plan, Incentive Awards with respect to an aggregate of up to 5,100,000 Shares, which may be either Shares held in treasury or authorized but unissued Shares.”

2. Section 8 of the Plan is hereby amended by adding the following Section 8(g) at the end thereof:

“(g) Cancellation and Regrant of Options; Repricing.  Notwithstanding any other provision of this Plan to the contrary, the Committee may, with the consent of the affected holder of one or more outstanding Options, cancel any or all outstanding Options held by such holder and grant in substitution therefor new Options covering the same or a different number of Shares but with an exercise price per Share equal to the Fair Market Value of a Share on the new grant date, or reprice any or all such outstanding Options by amending such Options to reduce the exercise price per Share to the Fair Market Value of a Share on the date of such amendment.”

3. Section 1 of this Amendment shall be effective as of the date hereof, subject to the approval of the stockholders of the Corporation, and Section 2 of this Amendment shall be effective as of the date of approval of the stockholders of the Corporation of this Amendment.

4. Except to the extent hereinabove set forth, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board of Directors of the Corporation has caused this Amendment to be executed by a duly authorized officer of the Corporation on this   day of          , 2009.

INTERSECTIONS INC.

By:
Name:
Title:

A-1

APPENDIX B

AMENDMENT NO. 2
TO THE
2004 STOCK OPTION PLAN OF
INTERSECTIONS INC.

WHEREAS, Intersections Inc. (the “Corporation”) has adopted the 2004 Stock Option Plan of Intersections Inc., as amended (the “Plan”); and

WHEREAS, Section 16 of the Plan permits the Board of Directors of the Corporation to amend the Plan; and

WHEREAS, the Board of Directors now desires to amend the Plan in certain respects;

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 5 of the Plan is hereby amended by adding, after the sixth paragraph thereof, the following new paragraph:

“Notwithstanding any other provision of this Plan to the contrary, the Committee may, with the consent of the affected holder of one or more outstanding Options, cancel any or all outstanding Options held by such holder and grant in substitution therefor new Options covering the same or a different number of Shares but with an exercise price per Share equal to the Fair Market Value of a Share on the new grant date, or reprice any or all such outstanding Options by amending such Options to reduce the exercise price per Share to the Fair Market Value of a Share on the date of such amendment.”

2. This Amendment shall be effective as of the date of approval of the stockholders of the Corporation of this Amendment.

3. Except to the extent hereinabove set forth, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board of Directors of the Corporation has caused this Amendment to be executed by a duly authorized officer of the Corporation on this   day of          , 2009.

INTERSECTIONS INC.

By:
Name:
Title:

B-1

AMENDMENT NO. 5
TO THE
1999 STOCK OPTION PLAN OF
INTERSECTIONS INC.

WHEREAS, Intersections Inc. (the “Corporation”) has adopted the 1999 Stock Option Plan of Intersections Inc., as amended (the “Plan”); and

WHEREAS, Section 16 of the Plan permits the Board of Directors of the Corporation to amend the Plan; and

WHEREAS, the Board of Directors now desires to amend the Plan in certain respects;

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 5 of the Plan is hereby amended by adding, after the sixth paragraph thereof, the following new paragraph:

“Notwithstanding any other provision of this Plan to the contrary, the Committee may, with the consent of the affected holder of one or more outstanding Options, cancel any or all outstanding Options held by such holder and grant in substitution therefor new Options covering the same or a different number of Shares but with an exercise price per Share equal to the Fair Market Value of a Share on the new grant date, or reprice any or all such outstanding Options by amending such Options to reduce the exercise price per Share to the Fair Market Value of a Share on the date of such amendment.”

2. This Amendment shall be effective as of the date of approval of the stockholders of the Corporation of this Amendment.

3. Except to the extent hereinabove set forth, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board of Directors of the Corporation has caused this Amendment to be executed by a duly authorized officer of the Corporation on this   day of          , 2009.

INTERSECTIONS INC.

By:
Name:
Title:

B-2

ANNUAL MEETING OF STOCKHOLDERS OF
INTERSECTIONS INC.
May 20, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, form of Proxy Card and the Company’s 2008
Annual Report to Stockholders are available at http://www.proxydocs.com/intx
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■	20833030300000001000 4	052009

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 THROUGH 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	To elect 8 nominees for Directors:

Nominees:
☐	FOR ALL NOMINEES	m m	Michael R. Stanfield John M. Albertine
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m	Thomas G. Amato James L. Kempner
☐	FOR ALL EXCEPT (See instructions below)	m m	Thomas L. Kempner David A. McGough
		m m	Norman N. Mintz William J. Wilson

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To approve amendments to the 2006 Stock Incentive Plan	☐	☐	☐

3.	To approve an amendment to the 2004 Stock Option Plan and the 1999 Stock Option Plan	☐	☐	☐

4.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2009	☐	☐	☐

5.	With discretionary authority upon such other matters as may properly come before the Meeting	☐	☐	☐

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR THE APPROVAL OF THE AMENDMENTS TO THE 2006 STOCK INCENTIVE PLAN, FOR THE APPROVAL OF AN AMENDMENT TO THE 2004 STOCK OPTION PLAN AND THE 1999 STOCK OPTION PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■

■
INTERSECTIONS INC.
2009 ANNUAL MEETING OF STOCKHOLDERS - MAY 20, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      The undersigned stockholder of Intersections Inc., a Delaware corporation, hereby appoints Michael R. Stanfield, John G. Scanlon and Neal B. Dittersdorf and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 11:00 AM, local time, on May 20, 2009, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.
(Continued and to be signed and dated on the reverse side)

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